As Filed with the Securities and Exchange Commission on September 21, 2011

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Marathon Petroleum Corporation

(Exact Name of Registrant as Specified in Its Charter)

Delaware	2911	27-1284632
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

539 South Main Street

Findlay, Ohio 45840-3229

Telephone: (419) 422-2121

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

J. Michael Wilder

Vice President, General Counsel and Secretary

539 South Main Street

Findlay, Ohio 45840-3229

Telephone: (419) 422-2121

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Michael J. Solecki

Jones Day

901 Lakeside Avenue

Cleveland, Ohio 44114

Telephone: (216) 586-7103

Facsimile: (216) 579-0212

Approximate date of commencement of proposed sale to the public: As soon as practicable following the effective date of this registration statement.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company

Large accelerated filer	☑	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller Reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
3.5% Senior Notes Due 2016	$750,000,000(1)	100%	$750,000,000	$87,075
5.125% Senior Notes Due 2021	$1,000,000,000(2)	100%	$1,000,000,000	$116,100
6.5% Senior Notes Due 2041	$1,250,000,000(3)	100%	$1,250,000,000	$145,125

(1)	Represents the maximum principal amount at maturity of 3.5% Senior Notes due 2016 that may be issued pursuant to the exchange offer described in this registration statement.
(2)	Represents the maximum principal amount at maturity of 5.125% Senior Notes due 2021 that may be issued pursuant to the exchange offer described in this registration statement.
(3)	Represents the maximum principal amount at maturity of 6.5% Senior Notes due 2041 that may be issued pursuant to the exchange offer described in this registration statement.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

This information in this prospectus is not complete and may be changed. We may not sell or offer these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED SEPTEMBER 21, 2011

PROSPECTUS

$3,000,000,000

MARATHON PETROLEUM CORPORATION

Offer to Exchange

All outstanding 3 1/2% Senior Notes Due 2016 originally issued February 1, 2011

For 3 1/2% Senior Notes Due 2016,

All outstanding 5 1/8% Senior Notes Due 2021 originally issued February 1, 2011

For 5 1/8% Senior Notes Due 2021, and

All outstanding 6 1/2% Senior Notes Due 2041 originally issued February 1, 2011

For 6 1/2% Senior Notes Due 2041

of

Marathon Petroleum Corporation

This Exchange Offer Will Expire at 5:00 P.M.,

New York City Time, on                     , 2011

The Exchange Notes

•

The terms of the notes to be issued, which we refer to as the exchange notes, are substantially identical to the outstanding notes of the corresponding series that Marathon Petroleum Corporation issued on February 1, 2011, except for terms concerning transfer restrictions relating to the outstanding notes that will not apply to the exchange notes.

•	Interest on the exchange notes is payable in cash semi-annually in arrears on March 1 and September 1 each year, commencing on March 1, 2012.

•

The exchange notes will be senior, unsecured obligations of Marathon Petroleum Corporation and rank equally in right of payment to all of our existing and future unsecured, unsubordinated indebtedness, including indebtedness under our revolving credit facility, and will be structurally subordinated to the obligations of our subsidiaries.

Material Terms of the Exchange Offer

•	Expires at 5:00 p.m., New York City time, on , 2011, unless extended.

•	This exchange offer is not subject to any condition other than that it must not violate applicable law or any applicable interpretation of the Staff of the Securities and Exchange Commission.

•	All outstanding notes that are validly tendered and not validly withdrawn will be exchanged for an equal principal amount of exchange notes which are registered under the Securities Act of 1933.

•	Tenders of outstanding notes may be withdrawn at any time before the expiration of the exchange offer.

•	Marathon Petroleum Corporation will not receive any cash proceeds from the exchange offer.

After the exchange offer has been completed, you will not have any further rights under the registration rights agreement to require us to register any outstanding notes that you do not exchange.

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act of 1933. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding notes where such outstanding notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, starting on the expiration date of the exchange offer and ending on the close of business 180 days after the expiration date, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.

Please consider carefully the “Risk Factors” beginning on page 10 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the exchange notes to be distributed in the exchange offer, nor have any of these organizations determined that this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                      , 2011.

REFERENCES TO ADDITIONAL INFORMATION

This prospectus incorporates important business and financial information about Marathon Petroleum Corporation that is not included in or delivered with this prospectus. You may obtain documents that are filed by Marathon Petroleum Corporation with the Securities and Exchange Commission, or SEC, and incorporated by reference in this prospectus without charge by requesting the documents, in writing or by telephone, from the SEC or:

Marathon Petroleum Corporation

539 South Main Street

Findlay, Ohio 45840

Attention: Investor Relations

Telephone: (419) 422-2121

If you would like to request copies of these documents, to obtain timely delivery, please do so by                      , 2011, which is five business days before the exchange offer expires. See “Where You Can Find More Information.”

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MARKET AND INDUSTRY DATA

This prospectus includes estimates of industry data and forecasts that we have obtained from industry publications and surveys or internal company sources. Industry publications and surveys and forecasts generally state that the information contained therein has been obtained from sources believed to be reliable, but there can be no assurance as to the accuracy or completeness of included information. We have neither independently verified any of the data from third-party sources nor ascertained the underlying economic assumptions relied upon therein. Our internal research is based on our understanding of industry conditions, and such information has not been verified by any independent sources.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference include forward-looking statements. You can identify forward-looking statements by words such as “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “goal,” “intend,” “plan,” “predict,” “project,” “seek,” “target,” “could,” “may,” “should” or “would” or other similar expressions that convey the uncertainty of future events or outcomes. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements contained in this prospectus and in the documents incorporated by reference.

Forward-looking statements include, but are not limited to, statements that relate to, or statements that are subject to risks, contingencies or uncertainties that relate to:

•

anticipated effects of restructuring or reorganization of business components in connection with the distribution of our common stock by Marathon Oil Corporation to its stockholders, referred to as the spin-off;

•	future levels of revenues, refining and marketing gross margins, retail gasoline and distillate gross margins, merchandise margins, income from operations, net income or earnings per share;

•	anticipated volumes of feedstock, throughput, sales or shipments of refined products;

•	anticipated levels of regional, national and worldwide prices of hydrocarbons and refined products;

•	anticipated levels of crude oil and refined product inventories;

•	future levels of capital, environmental or maintenance expenditures and general and administrative and other expenses;

•	the success or timing of completion of ongoing or anticipated capital or maintenance projects;

•	expectations regarding the acquisition or divestiture of assets;

•	the potential effects of judicial or other proceedings on our business, financial condition, results of operations and cash flows; and

•	the anticipated effects of actions of third parties such as competitors, or federal, foreign, state or local regulatory authorities, or plaintiffs in litigation.

We have based our forward-looking statements on our current expectations, estimates and projections about our industry and our company. We caution that these statements are not guarantees of future performance and you should not rely unduly on them, as they involve risks, uncertainties, and assumptions that we cannot predict. In addition, we have based many of these forward-looking statements on assumptions about future events that may prove to be inaccurate. While our management considers these assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. Accordingly, our actual results may differ materially from the future performance that we have expressed or forecast in our

ii

forward-looking statements. Differences between actual results and any future performance suggested in our forward-looking statements could result from a variety of factors, including the following:

•	changes in general economic, market or business conditions;

•	the domestic and foreign supplies of crude oil and other feedstocks;

•	the ability of the members of the Organization of Petroleum Exporting Countries, or OPEC, to agree on and to influence crude oil price and production controls;

•	the domestic and foreign supplies of refined products such as gasoline, diesel fuel, jet fuel, home heating oil and petrochemicals;

•	the level of foreign imports of refined products;

•	refining industry overcapacity or undercapacity;

•	changes in the cost or availability of third-party vessels, pipelines and other means of transportation for crude oil, other feedstocks and refined products;

•	the price, availability and acceptance of alternative fuels and alternative-fuel vehicles and laws mandating such fuels or vehicles;

•	fluctuations in consumer demand for refined products, including seasonal fluctuations;

•	political and economic conditions in nations that consume refined products, including the United States, and in crude oil producing regions, including the Middle East, Africa and South America;

•	the actions taken by our competitors, including pricing adjustments, expansion of retail activities, and the expansion and retirement of refining capacity in response to market conditions;

•	changes in fuel and utility costs for our facilities;

•	delay of, cancellation of or failure to implement planned capital projects and realize the benefits projected for such projects, or cost overruns associated with such projects;

•	accidents or other unscheduled shutdowns affecting our refineries, machinery, pipelines or equipment, or those of our suppliers or customers;

•	earthquakes, hurricanes, tornadoes, other natural disasters and irregular weather, which can unforeseeably affect the price or availability of crude oil, other feedstocks and refined products;

•	acts of terrorism aimed at either our facilities or other facilities that could impair our ability to produce or transport refined products or receive feedstocks;

•

legislative or regulatory action, including the introduction, enactment or modification of federal, state, municipal or foreign legislation or rulemakings, which may adversely affect our business or operations;

•	rulings, judgments or settlements in litigation or other legal, tax or regulatory matters, including unexpected environmental remediation costs, in excess of any reserves or insurance coverage;

•	labor and material shortages;

•	the maintenance of satisfactory relationships with labor unions and joint venture partners;

•	the ability and willingness of parties with whom we have material relationships to perform their obligations to us;

•	changes in the credit ratings assigned to our debt securities and trade credit and changes affecting the credit markets generally; and

•	the other factors described under the heading “Risk Factors” and in other parts of this prospectus.

We undertake no obligation to update the forward-looking statements included in this prospectus to reflect events or circumstances after the date of this prospectus, unless we are required by applicable securities laws to do so.

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SUMMARY

The following is a summary of some of the information contained or incorporated by reference in this prospectus. It does not contain all the details concerning us, the spin-off or this exchange offer, including information that may be important to you. For a more complete understanding of Marathon Petroleum Corporation and this exchange offer, and before making a decision to exchange your outstanding notes for exchange notes, we urge you to read this entire document and the documents incorporated by reference carefully, including the information under “Risk Factors.” Except as otherwise indicated or unless the context otherwise requires, the term “notes” refers collectively to outstanding notes and exchange notes and the terms “MPC,” “the Company,”“we,” “us” or “our” refer to Marathon Petroleum Corporation and its consolidated subsidiaries.

Marathon Petroleum Corporation

We are one of the largest petroleum product refiners, transporters and marketers in the United States. We currently own and operate six refineries, all located in the United States, with an aggregate crude oil refining capacity in excess of 1.1 million barrels per day. Our refineries supply refined products to resellers and consumers within our market areas, including the Midwest, Gulf Coast and Southeast regions of the United States. We distribute refined products to our customers through one of the largest private domestic fleets of inland petroleum product barges, one of the largest terminal operations in the United States, and a combination of MPC-owned and third-party-owned trucking and rail assets. We currently own, operate, lease or have ownership interests in approximately 9,600 miles of crude and refined product pipelines to deliver crude oil to our refineries and other locations and refined products to wholesale and retail market areas, making us one of the largest petroleum pipeline companies in the United States on the basis of total volumes delivered. We sell refined products to wholesale marketing customers and on the spot market. We sell light products at 62 owned and operated and approximately 45 other exchange/throughput terminals throughout our 18-state wholesale market area. We supply refined products to approximately 5,100 Marathon®-branded retail outlets located within our market areas, which are operated by independent dealers and jobbers. In addition, we currently sell refined products directly to consumers through approximately 1,380 convenience stores, which are owned and operated by a wholly owned subsidiary, Speedway LLC.

For the six months ended June 30, 2011, we generated revenues of approximately $38.6 billion and income from operations of approximately $2.1 billion. For the year ended December 31, 2010, we generated revenues of approximately $62.5 billion and income from operations of approximately $1.0 billion.

Our operations consist of three business segments:

•

Refining and Marketing—refines crude oil and other feedstocks at our six refineries in the Gulf Coast and Midwest regions of the United States and distributes refined products through various means, including barges, terminals and trucks that we own or operate. We sell refined products to wholesale marketing customers domestically and internationally, to buyers on the spot market, to our Speedway business segment and to dealers and jobbers who operate Marathon®-branded retail outlets;

•	Speedway—sells transportation fuels and convenience products in retail markets in the Midwest, primarily through Speedway®-branded convenience stores; and

•

Pipeline Transportation—transports crude oil and other feedstocks to our refineries and other locations and delivers refined products to wholesale and retail market areas, and owns, among other transportation-related assets, a majority interest in LOOP LLC, which is the owner and operator of the only deepwater oil port in the United States.

The Spin-Off

Prior to June 30, 2011, we were a wholly owned subsidiary of Marathon Oil Corporation, which we refer to in this prospectus as “Marathon Oil.” On January 13, 2011, Marathon Oil announced that its board of directors authorized its management to take various actions in contemplation of the distribution of our common stock to Marathon Oil’s stockholders in a spin-off transaction. Marathon Oil’s board and management believed that our separation from Marathon Oil would provide various benefits to both companies, such as:

•	enhancing the flexibility of the management teams in making business and operational decisions and allocating resources in accordance with strategic priorities of each company’s respective businesses;

•	facilitating growth;

•

improving investor understanding of the separate businesses of Marathon Oil and MPC and facilitating valuation assessments for the securities of both companies, which should appeal to the respective investor bases of each of the upstream and downstream businesses; and

•	enhancing the ability of each company to attract skilled employees and incentivize key employees.

To effect the spin-off, each Marathon Oil stockholder was entitled to receive one share of our common stock for every two shares of Marathon Oil common stock owned on the record date, June 27, 2011. On June 30, 2011, the spin-off was completed, making us an independent, publicly traded company, and Marathon Oil retained no ownership interest in our company. Our assets and business consist of those that, prior to the completion of the spin-off, Marathon Oil attributed to its petroleum refining, marketing and transportation operations and that were reported by Marathon Oil as its refining, marketing and transportation segment in its financial statements. We refer to petroleum refining, marketing and transportation operations as “downstream petroleum” operations or “downstream” operations.

In connection with the spin-off, we and Marathon Oil entered into certain agreements, including a separation and distribution agreement, a tax sharing agreement and an employee matters agreement, under which we and Marathon Oil are obligated to, among other things, indemnify each other against certain liabilities arising from our respective businesses.

We describe in this prospectus the business transferred to us by Marathon Oil in connection with the spin-off as if it were our business for all historical periods described. However, we are a recently formed entity. References in this document to our historical assets, liabilities, products, business or activities generally refer to the historical assets, liabilities, products, business or activities of the transferred business as it was conducted as part of Marathon Oil and its subsidiaries. Our historical financial results as part of Marathon Oil contained in this prospectus may not be indicative of our financial results in the future as an independent company or reflect what our financial results would have been had we been an independent company during the periods presented.

Corporate Information

Our company was incorporated in Delaware on November 9, 2009. The address of our principal executive offices is 539 South Main Street, Findlay, Ohio 45840-3229. Our main telephone number at that address is (419) 422-2121.

Our Competitive Strengths

High Quality Asset Base

We believe we are the largest crude oil refiner in the Midwest and the fifth largest in the United States, based on crude oil refining capacity. We currently own a six-plant refinery network with over 1.1 million barrels per day of crude oil throughput capacity. Our refineries process a wide range of crude oils, including heavy and sour crude oils, which can be purchased at a discount to sweet crude, and produce transportation fuels such as gasoline and distillate, as well as other refined products.

Strategic Location

The geographic locations of our refineries and our extensive midstream distribution system provide us with significant strategic advantages. Located in Petroleum Administration for Defense Districts II and III, which consist of states in the Midwest and the Gulf Coast regions of the United States, our refineries have the ability to procure crude oil from a variety of supply sources, including domestic, Canadian and other foreign sources, which provides us with flexibility to optimize supply costs. For example, geographic proximity to Canadian crude oil supply sources allows our refineries to incur lower transportation costs than competitors transporting Canadian crude oil to the Gulf Coast for refining. Our refinery locations and midstream distribution system also allow us to serve a broad range of key end-user markets across the United States quickly and cost-effectively.

Attractive Growth Opportunities Through Internal Projects

We believe that we have attractive growth opportunities through internal capital projects. We recently completed a major expansion project at our Garyville, Louisiana refinery, which initially expanded the crude oil refining capacity of this refinery by 180 thousand barrels per day (mbpd) to 436 mbpd. The Garyville expansion project has enhanced our scale efficiency and our feedstock flexibility. The crude oil refining capacity of the Garyville refinery was 464 mbpd as of December 31, 2010. We are also continuing work on a currently projected $2.2 billion heavy oil upgrading and expansion project at our Detroit, Michigan refinery. When completed, the project is expected to enable the refinery to process additional heavy, sour crude oils, including Canadian bitumen blends, which will enhance our flexibility to utilize historically lower priced grades of crude oil, and is expected to increase the refinery’s crude oil refining capacity by approximately 15 mbpd. The estimated project costs referenced in this paragraph exclude amounts for capitalized interest.

Extensive Midstream Distribution Networks

We believe the relative scale of our transportation and distribution assets and operations distinguishes us from other refining and marketing companies. We own one of the largest petroleum pipeline companies in the United States based on total volume delivered. We also own one of the largest private domestic fleets of inland petroleum product barges and one of the largest terminal operations in the United States, as well as trucking and rail assets. We operate this system in coordination with our refining network, which enables us to achieve synergies by transferring intermediate stocks between refineries, optimizing feedstock and raw material supplies and optimizing refined product distribution. This in turn results in economy-of-scale advantages that contribute to profitability.

Competitively Positioned Marketing Operations

We are one of the largest wholesale suppliers of gasoline and distillate to resellers within each of our market areas. We have two strong retail brands: Speedway® and Marathon®. We believe our Speedway® stores, which we operate through a wholly owned subsidiary and refer to as Speedway, comprise one of the largest chains of company-owned and operated retail gasoline and convenience stores in the Midwest and the fourth largest in the United States. The Marathon® brand is an established motor fuel brand in the Midwest and Southeast regions of the United States, and is available through approximately 5,100 branded locations in 18 states. We believe our extensive distribution system allows us to maximize the sale value of our products and minimize cost.

Established Track Record of Profitability

We have demonstrated an ability to achieve competitive financial results throughout all stages of the recent downstream business cycle. Our net income for the first six months of 2011 and 2010 and for the full calendar years of 2010, 2009 and 2008 was $1,331 million, $116 million, $623 million, $449 million and $1,215 million, respectively. We believe our business mix and business strategies position us well to continue to achieve competitive financial results.

Our Business Strategies

Pursue Growth by Expanding and Upgrading Existing Asset Base

We continually evaluate opportunities to expand our existing asset base and consider capital projects that enhance our core competitiveness in the downstream business. Our recently completed Garyville expansion project initially increased that refinery’s crude oil refining capacity by approximately 180 mbpd. Our current initiatives include an upgrade project at our Detroit, Michigan refinery, which is expected to enhance our ability to process historically lower-cost heavy and sour crude oils, as well as increase the refinery’s crude oil refining capacity by approximately 15 mbpd. We will continue to pursue other growth opportunities that provide an attractive long-term return on capital.

Increase Profitability Through Margin Improvement

We intend to increase the profitability of our existing assets by pursuing a number of margin improvement opportunities, including increasing our feedstock flexibility and increasing our production of more high-value end products. We intend to accomplish a portion of this enhanced feedstock flexibility by completing our expansion and upgrade project at Detroit. By refining heavier crude oil, we will be able to reduce our overall feedstock costs without sacrificing the value of our refined products.

Selectively Pursue Acquisitions

Our management team has demonstrated its ability to identify complementary assets, consummate acquisitions on favorable terms and integrate acquired assets. Our management’s acquisition experience includes substantial involvement in the combination of the refining, marketing and transportation assets of Ashland, Inc., or Ashland, with those of Marathon Oil into a jointly owned business in 1998 and Marathon Oil’s subsequent acquisition of Ashland’s interest in 2005. We will continue to evaluate potential acquisitions, with the aim of increasing earnings while maintaining financial discipline. We may also pursue the strategic divestiture of assets from time to time, when doing so is in our best long-term interest. An example is the recent sale of our Northern-Tier Assets, as described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our registration statement on Form 10 filed with the SEC on January 25, 2011, as amended, which is incorporated by reference into this prospectus. We believe that our separation from Marathon Oil enhances our ability to execute this strategy by allowing us to focus on assets that are best suited to our downstream business.

The Exchange Offer

The Exchange Offer	We are offering to exchange our outstanding $750 million aggregate principal amount of 3 1/2% senior notes due 2016, $1,000 million aggregate principal amount of 5 1/8% senior notes due 2021 and $1,250 million aggregate principal amount of 6 1/2% senior notes due 2041, all of which we issued on February 1, 2011 in a private transaction, for $750 million aggregate principal amount of our 3 1/2% senior notes due 2016, $1,000 million aggregate principal amount of our 5 1/8% senior notes due 2021 and $1,250 million aggregate principal amount of 6 1/2% senior notes due 2041, respectively, that have been registered under the federal securities laws. You have the right to exchange your outstanding notes for exchange notes of the corresponding series with substantially identical terms except that:

•	the exchange notes have been registered under the Securities Act and will not bear any legend restricting their transfer;

•	the exchange notes bear a different CUSIP number from the outstanding notes; and

•	the exchange notes will not be subject to the additional interest provisions of the registration rights agreement.

For your outstanding notes to be exchanged, you must properly tender them before the expiration of the exchange offer. All outstanding notes that are validly tendered and not validly withdrawn will be exchanged. We will issue the exchange notes on or promptly after the expiration of the exchange offer.

Registration Rights Agreement	We sold the outstanding notes on February 1, 2011 to a limited number of initial purchasers. At that time, we signed a registration rights agreement with the initial purchasers, which requires us to conduct this exchange offer. This exchange offer is generally intended to satisfy our obligations in that regard under the registration rights agreement. After the exchange offer has been completed, you will not have any further rights under the registration rights agreement to require us to register any outstanding notes that you do not exchange.

If You Fail to Exchange Your Outstanding Notes	If you do not exchange your outstanding notes for exchange notes in the exchange offer, you will continue to be subject to the restrictions on transfer provided in the outstanding notes and indenture governing those notes. In general, you may not offer or sell your outstanding notes unless they are registered under the federal securities laws or are sold in a transaction exempt from or not subject to the registration requirements of the federal securities laws and applicable state securities laws.

Expiration Date	The exchange offer will expire at 5:00 p.m., New York City time, on , 2011, unless we decide to extend the expiration date. See “The Exchange Offer—Expiration Date; Extensions; Amendments.”

Conditions to the Exchange Offer	The exchange offer is subject to customary conditions that we may waive. The exchange offer is not conditioned upon any minimum amount of outstanding notes being tendered for exchange. See “The Exchange Offer—Conditions to the Exchange Offer.”

We reserve the right, subject to applicable law, at any time and from time to time, but before the expiration of the exchange offer:

•	to terminate the exchange offer if specified conditions have not been satisfied;

•	to extend the expiration date of the exchange offer and retain all tendered outstanding notes subject to the right of tendering holders to withdraw their tender of outstanding notes; and

•	to waive any condition or otherwise amend the terms of the exchange offer in any respect. See “The Exchange Offer—Expiration Date; Extensions; Amendments.”

Procedure for Tendering Notes	If you wish to tender your outstanding notes for exchange, you must:

•	complete and sign the enclosed letter of transmittal by following the related instructions; and

•

send the letter of transmittal, as directed in the instructions, together with any other required documents, to the exchange agent, either (1) with the outstanding notes to be tendered or (2) in compliance with the specified procedures for guaranteed delivery of the outstanding notes.

Brokers, dealers, commercial banks, trust companies and other nominees may also effect tenders by book-entry transfer.

Please do not send your letter of transmittal or certificates representing your outstanding notes to us. Those documents should be sent only to the exchange agent. Questions regarding how to tender and requests for information should be directed to the exchange agent. See “The Exchange Offer—Exchange Agent.”

Special Procedures for Beneficial Owners	If your outstanding notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, we urge you to contact that person promptly if you wish to tender your outstanding notes pursuant to the exchange offer. See “The Exchange Offer—Procedure for Tendering Notes.”

Withdrawal Rights	You may withdraw the tender of your outstanding notes at any time before the expiration date of the exchange offer by delivering a written notice of your withdrawal to the exchange agent. You must also follow the withdrawal procedures as described under the heading “The Exchange Offer—Withdrawal of Tenders.”

U.S. Federal Income Tax Considerations	The exchange of outstanding notes for the exchange notes in the exchange offer should not be a taxable event for U.S. federal income tax purposes. See “U.S. Federal Income Tax Consequences of the Exchange Offer.”

Resale of Exchange Notes	We believe that you will be able to offer for resale, resell or otherwise transfer exchange notes issued in the exchange offer without compliance with the registration and prospectus delivery provisions of the federal securities laws, provided that:

•	you are acquiring the exchange notes in the ordinary course of business;

•	you are not engaged in, and do not intend to engage in, a distribution of the exchange notes;

•	you do not have any arrangement or understanding with any person to participate in the distribution of the exchange notes;

•	you are not a broker-dealer tendering outstanding notes acquired directly from us for your own account;

•	you are not one of our affiliates, as defined in Rule 405 of the Securities Act; and

•	you are not prohibited by law or any policy of the SEC from participating in the exchange offer.

Our belief is based on interpretations by the Staff of the SEC, as set forth in no-action letters issued to third parties unrelated to us. The Staff has not considered this exchange offer in the context of a no-action letter, and we cannot assure you that the Staff would make a similar determination with respect to this exchange offer.

If our belief is not accurate and you transfer an exchange note without delivering a prospectus meeting the requirements of the federal securities laws or without an exemption from these laws, you may incur liability under the federal securities laws. We do not and will not assume or indemnify you against this liability.

Each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes that were acquired by such broker-dealer as a result of market-making or other trading activities must agree to deliver a prospectus meeting the requirements of the federal securities laws in connection with any resale of the exchange notes. See “The Exchange Offer—Resale of the Exchange Notes.”

Exchange Agent	The exchange agent for the exchange offer is The Bank of New York Mellon Trust Company, N.A. The address, telephone number and facsimile number of the exchange agent are set forth in “The Exchange Offer—Exchange Agent” and in the letter of transmittal.

See “The Exchange Offer” for more detailed information concerning the exchange offer.

The Exchange Notes

For a more complete description of the terms of the exchange notes, see “Description of Notes.”

Exchange Notes	$750 million aggregate principal amount of 3 1/2% senior notes due 2016,

$1,000 million aggregate principal amount of 5 1/8% senior notes due 2021 and

$1,250 million aggregate principal amount of 6 1/2% senior notes due 2041.

Maturity Dates	March 1, 2016 for the 3 1/2% senior notes due 2016

March 1, 2021 for the 5 1/8% senior notes due 2021

March 1, 2041 for the 6 1/2% senior notes due 2041

Interest Payment Dates	The exchange notes will bear interest at the per annum rates indicated above, payable semi-annually in cash, in arrears on September 1 and March 1 of each year, commencing on March 1, 2012.

Ranking	The notes will be our unsecured, unsubordinated senior obligations and will not be guaranteed by any of our subsidiaries and will not be guaranteed by Marathon Oil. Accordingly, the notes will:

•	be effectively subordinated to all of our existing and future secured indebtedness to the extent of the value of the assets securing such indebtedness;

•	rank equally in right of payment with all of our existing and future unsecured, unsubordinated indebtedness liabilities and other obligations;

•	rank senior in right of payment to all of our existing and future indebtedness that expressly provides for its subordination to the exchange notes; and

•	be structurally subordinated to all of the existing and future indebtedness and other liabilities of our subsidiaries.

Certain Covenants	The indenture governing the notes contains certain covenants that, among other things, limit our ability, and the ability of our subsidiaries, to create or permit to exist mortgages or other liens on our principal properties, enter into sale and leaseback transactions with respect to our principal properties or merge or consolidate with another company or sell all or substantially all of our assets and will require us to provide certain information to the Trustee and holders of the notes. These covenants are subject to important exceptions and qualifications as described under “Description of Notes—Certain Covenants.”

Optional Redemption	The notes of each series will be redeemable in whole at any time or in part from time to time, at our option, prior to the maturity date, in the case of the 2016 notes and the 2021 notes, and prior to September 1, 2040 (six months prior to their maturity date), in the case of the 2041 notes, at a redemption price equal to the greater of:

•	100% of the principal amount of the notes of that series to be redeemed; or

•

the sum of the present values of the remaining scheduled payments of principal and interest on the notes to be redeemed (exclusive of interest accrued to the date of redemption) discounted to the date of redemption on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the then current Treasury Rate plus 25 basis points for the 2016 notes, 30 basis points for the 2021 notes and 35 basis points for the 2041 notes.

If the 2041 notes are redeemed on or after September 1, 2040 (six months prior to their maturity date), we will pay a redemption price equal to 100% of the principal amount of the notes redeemed. See “Description of Notes—Optional Redemption.”

Change of Control Offer	If we experience a change in control of our company, we must give holders of the notes the opportunity to sell us their notes at 101% of their face amount, plus accrued and unpaid interest to the repurchase date, if any. For more details, you should read “Description of Notes—Repurchase at the Option of Holders on Certain Changes of Control.”

Use of Proceeds	We will not receive any cash proceeds from the issuance of the exchange notes.

No Guarantee of the Notes	The exchange notes will not be guaranteed. Prior to the completion of the spin-off, each series of outstanding notes was guaranteed on a senior unsecured basis by Marathon Oil. Upon completion of the spin-off as of June 30, 2011, each Marathon Oil guarantee was automatically and unconditionally released and discharged in accordance with its terms, and the Trustee and the holders of the outstanding notes were deemed to have consented to such release without any action on the part of the Trustee or any holder of the notes.

Open Market Purchases	MPC or any of its affiliates may at any time and from time to time purchase notes in the open market in privately negotiated transactions or otherwise.

Risk Factors	See “Risk Factors” and other information in this prospectus for a discussion of the factors you should carefully consider before deciding whether to exchange any outstanding notes.

RISK FACTORS

In addition to the other information included or incorporated by reference in this prospectus, including the risk factors included in Part I, Item 1A. “Risk Factors” in our registration statement on Form 10 filed with the SEC on January 25, 2011, as amended, which is incorporated by reference into this prospectus, and other documents filed with the SEC by us, you should carefully consider the following risks before exchanging your outstanding notes. See “Incorporation by Reference” and “Cautionary Statement Concerning Forward-Looking Statements.” Some of these risks relate principally to this exchange offer or our spin-off from Marathon Oil, while others relate principally to our business and the industry in which we operate.

We are subject to certain risks and hazards due to the nature of the business activities we conduct. The risks discussed below, any of which could materially and adversely affect our business, financial condition, cash flows, performance and results of operations, are not the only risks we face. We may experience additional risks and uncertainties not currently known to us; or, as a result of developments occurring in the future, conditions that we currently deem to be immaterial may also materially and adversely affect our business, financial condition, cash flows, performance and results of operations. In any such case, you may lose all or a part of your original investment and not realize any return you may have expected thereon.

Risks Related to this Offering

Changes in our credit ratings may adversely affect the value of the notes.

The ratings assigned to the notes could be lowered, suspended or withdrawn entirely by the rating agencies if, in each rating agency’s judgment, circumstances warrant. Actual or anticipated changes or downgrades in our credit ratings, including any announcement that our ratings are under further review for a downgrade, could affect the market value of the notes.

The indenture does not restrict the amount of additional debt that we may incur.

The notes and the indenture governing the notes do not place any limitation on the amount of unsecured debt that we may incur. Our incurrence of additional debt may have important consequences for you as a holder of the notes, including making it more difficult for us to satisfy our obligations with respect to the notes, a loss in the market value of your notes and a risk that the credit rating of the notes is lowered or withdrawn.

We are a holding company and depend on dividends and other distributions from our respective subsidiaries.

MPC is a holding company with limited direct operations. Our principal assets are the equity interests that we hold in our subsidiaries. As a result, we depend on dividends and other distributions from our subsidiaries to generate the funds necessary to meet our financial obligations, including the payment of principal and interest on our outstanding indebtedness. Our subsidiaries are legally distinct from us and have no obligation to pay amounts due on our indebtedness or to make funds available for such payment. In addition, our subsidiaries will be permitted under the terms of the indenture governing the notes to incur additional indebtedness that may restrict or prohibit the making of distributions, the payment of dividends or the making of loans by such subsidiaries to us. We cannot assure you that the agreements governing the current and future indebtedness of our subsidiaries will permit our subsidiaries to provide us with sufficient dividends, distributions or loans to fund payments on the notes when due.

Neither MPC nor any subsidiary of MPC has any property that has been determined to be a principal property under the indenture.

The indenture governing the notes includes covenants that, among other things, limit our ability and the ability of our subsidiaries to create or permit to exist mortgages and other liens and enter into sale and leaseback transactions with respect to principal properties. However, as of the date of this prospectus, neither MPC nor any subsidiary of MPC has any property that MPC’s board of directors has determined to be a principal property under the indenture.

The Marathon Oil guarantees terminated upon completion of the spin-off.

The notes were guaranteed on a senior unsecured basis by Marathon Oil prior to the spin-off. However, the Marathon Oil guarantees terminated upon the completion of the spin-off on June 30, 2011. Concurrently with the termination of the Marathon Oil guarantees, Marathon Oil’s obligations under the registration rights agreement also terminated. Accordingly, in making a decision with respect to exchanging your outstanding notes, you should analyze our business, financial condition, cash flows, performance and results of operations separately from and should not place any reliance on the business, financial condition, cash flows, performance and results of operations of Marathon Oil.

We may not be able to purchase the notes upon a Change of Control Repurchase Event.

Holders of the notes may require us to purchase their notes upon a “change of control repurchase event” as defined under “Description of Notes—Repurchase at the Option of Holders on Certain Changes of Control.” We cannot assure you that we will have sufficient financial resources, or will be able to arrange sufficient financing, to pay the purchase price of the notes, particularly if a change of control event triggers a similar repurchase requirement for, or results in the acceleration of, our other then-existing debt. Our failure to purchase the notes as required under the indenture governing the notes would result in a default under the indenture, which could have material adverse consequences for us and the holders of the notes.

The change of control offer covenant is limited to the transactions specified in “Description of Notes—Repurchase at the Option of Holders on Certain Changes of Control.” We could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a change of control under the notes, but that could increase the amount of indebtedness outstanding at such time or otherwise materially adversely affect our capital structure or credit ratings.

There is currently no market for the exchange notes, and an active trading market may not develop for the exchange notes.

Prior to this exchange offer, there has been no public market for the exchange notes. The exchange notes are a new class of securities that have never been traded. We cannot assure you that an active trading market for the exchange notes will develop or, if one does develop, that it will be sustained. Also, it is possible that the market for the exchange notes will be volatile. This volatility in price may affect your ability to resell your exchange notes or the timing of their sale.

If you do not exchange your outstanding notes, you may have difficulty in transferring them at a later time.

We will issue exchange notes in exchange for the outstanding notes after the exchange agent receives your outstanding notes, the letter of transmittal and all related documents. You should allow adequate time for delivery if you choose to tender your outstanding notes for exchange. Outstanding notes that are not exchanged will remain subject to restrictions on transfer and will not have rights to registration.

If you do participate in the exchange offer for the purpose of participating in the distribution of the exchange notes, you must comply with the registration and prospectus delivery requirements of the Securities Act for any resale transaction. Each broker-dealer who holds outstanding notes for its own account due to market-making or other trading activities and who receives exchange notes for its own account must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. If any outstanding notes are not tendered in the exchange or are tendered but not accepted, the trading market for such outstanding notes could be negatively affected due to the limited amount expected to remain outstanding following the completion of the exchange offer.

Risks Relating to the Spin-Off

We may not realize the potential benefits from the spin-off.

We may not realize the potential benefits that we expect from our spin-off from Marathon Oil. We have described those anticipated benefits elsewhere in this prospectus. See “Summary—The Spin-Off.” See also “The Spin-Off—Reasons for the Spin-Off” in our registration statement on Form 10 filed with the SEC on January 25, 2011, as amended, which is incorporated by reference into this prospectus. In addition, we incurred significant costs, including those described below, which may exceed our estimates, and we may incur some negative effects from our separation from Marathon Oil, including loss of access to the financial, managerial and professional resources from which we have benefited in the past.

Our historical combined, consolidated and pro forma financial information are not necessarily indicative of our future financial condition, future results of operations or future cash flows nor do they reflect what our financial condition, results of operations or cash flows would have been as an independent public company during the periods presented.

The historical combined and consolidated financial information we have included and incorporated by reference in this prospectus does not necessarily reflect what our financial condition, results of operations or cash flows would have been as an independent public company during the periods presented and is not necessarily indicative of our future financial condition, future results of operations or future cash flows. This is primarily a result of the following factors:

•

our historical combined and consolidated financial results reflect allocations of expenses for services historically provided by Marathon Oil, and those allocations may be significantly lower than the comparable expenses we would have incurred as an independent company;

•

our working capital requirements historically have been satisfied as part of Marathon Oil’s corporate-wide cash management programs, and our cost of debt and other capital may be significantly different from that reflected in our historical combined and consolidated financial statements;

•

the historical combined and consolidated financial information may not fully reflect the increased costs associated with being an independent public company, including significant changes that occurred in our cost structure, management, financing arrangements and business operations as a result of our spin-off from Marathon Oil, including all the costs related to being an independent public company; and

•

the historical combined and consolidated financial information may not fully reflect the effects of certain liabilities that will be incurred or assumed by our company and may not fully reflect the effects of certain assets that were transferred to, and liabilities that were assumed by, Marathon Oil.

The pro forma adjustments are based on available information and assumptions that we believe are reasonable; however, our assumptions may prove not to be accurate. In addition, our unaudited pro forma consolidated financial information does not give effect to the sale of the Northern-Tier Assets and may not give effect to various ongoing additional costs that we may incur in connection with being an independent public company. Accordingly, our unaudited pro forma consolidated financial information does not necessarily reflect what our financial condition, results of operations or cash flows would have been as an independent public company and are not necessarily indicative of our future financial condition or future results of operations. Please refer to “Unaudited Pro Forma Condensed Consolidated Financial Data” and the notes to those statements included in this prospectus, and our historical combined and consolidated financial statements and the notes to those statements included in our registration statement on Form 10 filed with the SEC on January 25, 2011, as amended, and in our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2011, both of which are incorporated by reference into this prospectus.

We have no history operating as an independent public company. We incurred significant costs to create the corporate infrastructure necessary to operate as an independent public company, and we will continue to experience increased ongoing costs in connection with being an independent public company.

We have historically used Marathon Oil’s corporate infrastructure to support our business functions, including information technology systems. The expenses related to establishing and maintaining this infrastructure were spread among all of the Marathon Oil businesses. With the completion of the spin-off, we no longer have access to Marathon Oil’s infrastructure, and we have established our own infrastructure, which resulted in the incurrence of significant costs.

Marathon Oil performed many important corporate functions for us, including some information technology, treasury, tax administration, accounting, financial reporting, human resources services, incentive compensation, legal and other services. Prior to the completion of the spin-off, we paid Marathon Oil for many of these services on a cost-allocation basis. Marathon Oil will continue to provide some of these services to us on a transitional basis for a period of up to one year following the completion of the spin-off on June 30, 2011, pursuant to a transition services agreement we have entered into with Marathon Oil. For more information regarding the transition services agreement, see “Relationship with Marathon Oil After the Spin-Off—Agreements Between Marathon Oil and Us—Transition Services Agreement” in our registration statement on Form 10 filed with the SEC on January 25, 2011, as amended, which is incorporated by reference into this prospectus. However, we cannot assure you that all these functions will be successfully executed by Marathon Oil during the transition period or that we will not have to expend significant efforts or costs materially in excess of those estimated in the transition services agreement. Any interruption in these services could have a material adverse effect on our financial condition, results of operation and cash flows. In addition, at the end of this transition period, we will need to perform these functions ourselves or hire third parties to perform these functions on our behalf. The costs associated with performing or outsourcing these functions may exceed the amounts reflected in our historical combined and consolidated financial statements or that we have agreed to pay Marathon Oil during the transition period. A significant increase in the costs of performing or outsourcing these functions could materially and adversely affect our business, financial condition, results of operations and cash flows.

We are subject to continuing contingent liabilities of Marathon Oil.

Although the spin-off has occurred, there are several significant areas where the liabilities of Marathon Oil may become our obligations. For example, under the Internal Revenue Code of 1986, as amended, or the Code, and the related rules and regulations, each corporation that was a member of the Marathon Oil consolidated tax reporting group during any taxable period or portion of any taxable period ending on or before the effective time of the spin-off is jointly and severally liable for the federal income tax liability of the entire Marathon Oil consolidated tax reporting group for that taxable period. In connection with the spin-off, we entered into a tax sharing agreement with Marathon Oil that allocates the responsibility for prior period taxes of the Marathon Oil consolidated tax reporting group between us and Marathon Oil. See “Relationship with Marathon Oil After the Spin-Off—Agreements Between Marathon Oil and Us—Tax Sharing Agreement” in our registration statement on Form 10 filed with the SEC on January 25, 2011, as amended, which is incorporated by reference into this prospectus. However, if Marathon Oil is unable to pay any prior period taxes for which it is responsible, we could be required to pay the entire amount of such taxes. Other provisions of federal law establish similar liability for other matters, including laws governing tax-qualified pension plans as well as other contingent liabilities.

If the spin-off does not qualify as a tax-free transaction, Marathon Oil and its stockholders could be subject to material amounts of taxes and, in certain circumstances, our company could be required to indemnify Marathon Oil for material taxes pursuant to indemnification obligations under the tax sharing agreement.

Marathon Oil has received a private letter ruling from the Internal Revenue Service, or the IRS, to the effect that, among other things, the distribution of shares of MPC common stock in the spin-off qualifies as tax-free to

Marathon Oil, us and Marathon Oil stockholders for U.S. federal income tax purposes under Sections 355 and 368(a) and related provisions of the Code. If the factual assumptions or representations made in the private letter ruling request are inaccurate or incomplete in any material respect, then Marathon Oil will not be able to rely on the ruling. Furthermore, the IRS does not rule on whether a distribution such as the spin-off satisfies certain requirements necessary to obtain tax-free treatment under Section 355 of the Code. Rather, the private letter ruling was based on representations by Marathon Oil that those requirements have been satisfied, and any inaccuracy in those representations could invalidate the ruling.

The spin-off was also conditioned on Marathon Oil’s receipt of an opinion of Bingham McCutchen LLP, special tax counsel to Marathon Oil (or other nationally recognized tax counsel), in form and substance satisfactory to Marathon Oil, that the distribution of shares of MPC common stock in the spin-off will qualify as tax-free to us, Marathon Oil and Marathon Oil stockholders for U.S. federal income tax purposes under Sections 355 and 368(a) and related provisions of the Code, and that certain internal restructuring transactions in connection with the spin-off generally are and will continue to be tax-free to us, Marathon Oil and other members of the Marathon Oil consolidated tax reporting group. The opinion addressed the principal matters upon which the IRS has not ruled and relied on the private letter ruling as to matters covered by the private letter ruling. The opinion relied on, among other things, the continuing validity of the private letter ruling and various assumptions and representations as to factual matters made by Marathon Oil and us which, if inaccurate or incomplete in any material respect, would jeopardize the conclusions reached by such counsel in the opinion. The opinion is not binding on the IRS or the courts, and there can be no assurance that the IRS or the courts will not challenge the qualification of the spin-off as a transaction under Sections 355 and 368(a) of the Code or that any such challenge would not prevail.

Neither we nor Marathon Oil is aware of any facts or circumstances that would cause the assumptions or representations that were relied on in the private letter ruling or in the opinion of counsel to be inaccurate or incomplete in any material respect. If, notwithstanding receipt of the private letter ruling and opinion of counsel, the spin-off were determined not to qualify under Section 355 of the Code, each U.S. holder of Marathon Oil common stock who received shares of our common stock in the spin-off would generally be treated as having received a taxable distribution of property in an amount equal to the fair market value of the shares of our common stock received. That distribution would be taxable to each such stockholder as a dividend to the extent of Marathon Oil’s current and accumulated earnings and profits. For each such stockholder, any amount that exceeded Marathon Oil’s earnings and profits would be treated first as a non-taxable return of capital to the extent of such stockholder’s tax basis in its shares of Marathon Oil stock with any remaining amount being taxed as a capital gain. Marathon Oil would be subject to tax as if it had sold its shares of common stock of our company in a taxable sale for their fair market value and would recognize taxable gain in an amount equal to the excess of the fair market value of such shares over its tax basis in such shares. See “The Spin-Off—Material U.S. Federal Income Tax Consequences of the Spin-Off” in our registration statement on Form 10 filed with the SEC on January 25, 2011, as amended, which is incorporated by reference into this prospectus.

With respect to taxes and other liabilities that could be imposed on Marathon Oil in connection with the spin-off (and certain related transactions) as a result of a final determination that is inconsistent with the anticipated tax consequences, as set forth in the private letter ruling, under the terms of the tax sharing agreement we have entered into with Marathon Oil, we will be liable to Marathon Oil for any such taxes or liabilities attributable to actions taken by or with respect to us, any of our affiliates, or any person that, after the spin-off, is an affiliate thereof. See “Relationship with Marathon Oil After the Spin-Off—Agreements Between Marathon Oil and Us—Tax Sharing Agreement” in our registration statement on Form 10 filed with the SEC on January 25, 2011, as amended, which is incorporated by reference into this prospectus. We may be similarly liable if we breach specified representations or covenants set forth in the tax sharing agreement. If we are required to indemnify Marathon Oil for taxes incurred as a result of the spin-off (or certain related transactions) being taxable to Marathon Oil, it would have a material adverse effect on our business, financial condition, results of operations and cash flows.

Potential liabilities associated with certain assumed obligations under the tax sharing agreement cannot be precisely quantified at this time.

Under the tax sharing agreement we entered into with Marathon Oil, following the spin-off we are responsible generally for all taxes attributable to us or any of our subsidiaries, whether accruing before, on or after the spin-off. We also agreed to be responsible for, and indemnify Marathon Oil with respect to, all taxes arising as a result of the spin-off (or certain internal restructuring transactions) failing to qualify as transactions under Sections 368(a) and 355 of the Code for U.S. federal income tax purposes (which could result, for example, from a merger or other transaction involving an acquisition of our stock) to the extent such tax liability arises as a result of any breach of any representation, warranty, covenant or other obligation by us or certain affiliates made in connection with the issuance of the tax opinion or the private letter ruling relating to the spin-off or in the tax sharing agreement. As described above, such tax liability would be calculated as though Marathon Oil (or its affiliate) had sold its shares of common stock of our company in a taxable sale for their fair market value, and Marathon Oil (or its affiliate) would recognize taxable gain in an amount equal to the excess of the fair market value of such shares over its tax basis in such shares. That tax liability could have a material adverse effect on our company. In addition, we agreed to indemnify Marathon Oil for specified tax-related liabilities associated with the 2005 transaction in which we acquired the minority interest in our refining joint venture from Ashland. Our indemnification obligations to Marathon Oil and its subsidiaries, officers and directors are not limited in amount or subject to any cap. If we are required to indemnify Marathon Oil and its subsidiaries and their respective officers and directors under the circumstances set forth in the tax sharing agreement, we may be subject to substantial liabilities. At this time, we cannot precisely quantify the amount of these liabilities that have been assumed pursuant to the tax sharing agreement and there can be no assurances as to their final amounts. See “Relationship with Marathon Oil After the Spin-Off—Agreements Between Marathon Oil and Us—Tax Sharing Agreement” in our registration statement on Form 10 filed with the SEC on January 25, 2011, as amended, which is incorporated by reference into this prospectus.

We may not be able to engage in desirable strategic or capital raising transactions for two years following the spin-off. In addition, under some circumstances, we could be liable for any adverse tax consequences resulting from engaging in significant strategic or capital raising transactions.

Even if the spin-off’s status as a tax-free distribution under Section 355 of the Code is never successfully challenged, the spin-off may result in significant U.S. federal income tax liabilities to Marathon Oil under applicable provisions of the Code if 50% or more of Marathon Oil’s stock or our stock (in each case, by vote or value) is treated as having been acquired, directly or indirectly, by one or more persons as part of a plan (or series of related transactions) that includes the spin-off. Under those provisions, any acquisitions of Marathon Oil stock or our stock (or similar acquisitions), or any understanding, arrangement or substantial negotiations regarding an acquisition of Marathon Oil stock or our stock (or similar acquisitions), within two years before or after the spin-off are subject to special scrutiny. The process for determining whether an acquisition triggering those provisions has occurred is complex, inherently factual and subject to interpretation of the facts and circumstances of a particular case. If a direct or indirect acquisition of Marathon Oil stock or our stock resulted in a change in control as contemplated by those provisions, Marathon Oil (but not its stockholders) would recognize taxable gain. Under the tax sharing agreement, there are restrictions on our ability to take actions that could cause the separation to fail to qualify as a tax-free distribution, and we are required to indemnify Marathon Oil against any such tax liabilities attributable to actions taken by or with respect to us or any of our affiliates, or any person that, after the spin-off, is an affiliate thereof. We may be similarly liable if we breach certain other representations or covenants set forth in the tax sharing agreement. See “Relationship with Marathon Oil After the Spin-Off—Agreements Between Marathon Oil and Us—Tax Sharing Agreement” in our registration statement on Form 10 filed with the SEC on January 25, 2011, as amended, which is incorporated by reference into this prospectus. As a result of the foregoing, we may be unable to engage in strategic or capital raising transactions that our stockholders might consider favorable, or to structure potential transactions in the manner most favorable to us, without adverse tax consequences, if at all.

Indemnification liabilities to Marathon Oil pursuant to the separation and distribution agreement could materially and adversely affect our business, financial condition, results of operations and cash flows.

In connection with the spin-off, we entered into a separation and distribution agreement with Marathon Oil that provides for, among other things, the principal corporate transactions that were required to effect the spin-off, certain conditions to the spin-off and provisions governing the relationship between our company and Marathon Oil with respect to and resulting from the spin-off. For a description of the separation and distribution agreement, see “Relationship with Marathon Oil After the Spin-Off—Agreements Between Marathon Oil and Us—Separation and Distribution Agreement” in our registration statement on Form 10 filed with the SEC on January 25, 2011, as amended, which is incorporated by reference into this prospectus. Among other things, the separation and distribution agreement provides for indemnification obligations designed to make us financially responsible for substantially all liabilities that may exist relating to our downstream business activities, whether incurred prior to or after the spin-off, as well as those obligations of Marathon Oil assumed by us pursuant to the separation and distribution agreement. If we are required to indemnify Marathon Oil under the circumstances set forth in the separation and distribution agreement, we may be subject to substantial liabilities.

In connection with our separation from Marathon Oil, Marathon Oil will indemnify us for certain liabilities. However, there can be no assurance that the indemnity will be sufficient to insure us against the full amount of such liabilities, or that Marathon Oil’s ability to satisfy its indemnification obligation will not be impaired in the future.

Pursuant to the separation and distribution agreement, Marathon Oil agreed to indemnify us for certain liabilities. However, third parties could seek to hold us responsible for any of the liabilities that Marathon Oil agreed to retain, and there can be no assurance that the indemnity from Marathon Oil will be sufficient to protect us against the full amount of such liabilities, or that Marathon Oil will be able to fully satisfy its indemnification obligations. Moreover, even if we ultimately succeed in recovering from Marathon Oil any amounts for which we are held liable, we may be temporarily required to bear these losses ourselves. If Marathon Oil is unable to satisfy its indemnification obligations, the underlying liabilities could have a material adverse effect on our business, financial condition, results of operations and cash flows.

Additionally, Marathon Oil’s insurers may deny coverage to us for liabilities associated with occurrences prior to the spin-off. Even if we ultimately succeed in recovering from such insurance providers, we may be required to temporarily bear such loss of coverage.

Our accounting and other management systems and resources may not be adequately prepared to meet the financial reporting and other requirements to which we are subject following the spin-off. If we are unable to achieve and maintain effective internal controls, our business, financial condition, results of operations and cash flows could be materially adversely affected.

Our financial results previously were included within the consolidated results of Marathon Oil, and we believe that our reporting and control systems were appropriate for those of subsidiaries of a public company. However, we were not directly subject to the reporting and other requirements of the Exchange Act. As a result of the spin-off, we will be directly subject to reporting and other obligations under the Exchange Act, including the requirements of Section 404 of the Sarbanes-Oxley Act of 2002, which will require, beginning with the filing of our Annual Report on Form 10-K for the year ending December 31, 2011, annual management assessments of the effectiveness of our internal control over financial reporting and a report by our independent registered public accounting firm addressing these assessments. These reporting and other obligations will place significant demands on our management and administrative and operational resources, including accounting resources. To comply with these requirements, we anticipate that we will need to upgrade our systems, including information technology, implement additional financial and management controls, reporting systems and procedures and hire additional accounting and finance staff. We expect to incur additional annual expenses related to these steps, and those expenses may be significant. If we are unable to upgrade our financial and management controls, reporting systems, information technology and procedures in a timely and effective fashion, our ability to comply with our financial reporting requirements and other rules that apply to reporting companies under the Exchange Act could be impaired. Any failure to achieve and maintain effective internal controls could have a material adverse effect on our business, financial condition, results of operations and cash flows.

We have substantial debt obligations that could restrict our business, financial condition, results of operations or cash flows and the separation of our business from Marathon’s upstream business may lead to an increase in the overall cost of debt funding and a decrease in the overall debt capacity and commercial credit available to the combined businesses. Also, our business, financial condition, results of operations and cash flows could be harmed by a deterioration of our credit profile or by factors adversely affecting the credit markets generally.

As a result of the completion of the spin-off, we must finance our company’s capital needs on a stand-alone basis. In anticipation of the spin-off, on February 1, 2011, we completed the offering of $3.0 billion in aggregate principal amount of outstanding notes. Immediately following the spin-off, our total combined indebtedness for borrowed money and capital lease obligations was approximately $3.274 billion. We may also incur substantial additional indebtedness in the future.

Our indebtedness may impose various restrictions and covenants on us that could have material adverse consequences, including:

•	increasing our vulnerability to changing economic, regulatory and industry conditions;

•	limiting our ability to compete and our flexibility in planning for, or reacting to, changes in our business and the industry;

•	limiting our ability to pay dividends to our stockholders;

•	limiting our ability to borrow additional funds; and

•

requiring us to dedicate a substantial portion of our cash flow from operations to payments on our debt, thereby reducing funds available for working capital, capital expenditures, acquisitions and other purposes.

Our board of directors and management do not expect that the spin-off will improve access to debt markets or commercial credit, particularly for us. As integration has enhanced Marathon Oil’s scale and diversity of operations, given the countercyclical nature of upstream and downstream operations, the separation of the two businesses may lead to an increase in the overall cost of debt funding and a decrease in overall debt and commercial credit capacity, including credit extended by third-party suppliers. Nonetheless, our board of directors and management believe that the spin-off should not reduce our financing alternatives in a manner that would outweigh the other benefits of the spin-off.

In addition, a deterioration in our credit profile could increase our costs of borrowing money and limit our access to the capital markets and commercial credit, which could materially adversely affect our business, financial condition, results of operations and cash flows.

During the past three years, the credit markets and the financial services industry experienced a period of unprecedented turmoil and upheaval characterized by the bankruptcy, failure, collapse or sale of various financial institutions and an unprecedented level of intervention from the United States federal government. These circumstances and events led to reduced credit availability, tighter lending standards and higher interest rates on loans. While we cannot predict the future conditions of the credit markets, future turmoil in the credit markets could have a material adverse effect on our business, liquidity, financial condition and cash flows, particularly if our ability to borrow money from lenders or access the capital markets to finance our operations were to be impaired.

We may have received better terms from unaffiliated third parties than the terms we receive in our agreements with Marathon Oil.

The agreements we entered into with Marathon Oil in connection with the spin-off, including the separation and distribution agreement, tax sharing agreement, employee matters agreement and transition services agreement, were negotiated in the context of the spin-off while we were still a wholly owned subsidiary of Marathon Oil. Accordingly, during the period in which the terms of those agreements were negotiated, we did not have an independent board of directors or a management team that was independent of Marathon Oil. As a result, the terms of those agreements may not reflect terms that would have resulted from arm’s-length negotiations between unaffiliated third parties. The terms of the agreements we negotiated in the context of the spin-off related to, among other things, the allocation of assets, liabilities, rights and other obligations between Marathon Oil and us. Arm’s-length negotiations between Marathon Oil and an unaffiliated third party in another form of transaction, such as a buyer in a sale of a business transaction, may have resulted in more favorable terms to the unaffiliated third party. See “Relationship with Marathon Oil After the Spin-Off—Agreements Between Marathon Oil and Us” in our registration statement on Form 10 filed with the SEC on January 25, 2011, as amended, which is incorporated by reference into this prospectus.

Several members of our board of directors and management may have actual or potential conflicts of interest because of their ownership of shares of common stock of Marathon Oil.

Several members of our board of directors and management own common stock of Marathon Oil and/or options to purchase common stock of Marathon Oil because of their prior relationships with Marathon Oil, which could create, or appear to create, potential conflicts of interest when our directors and executive officers are faced with decisions that could have different implications for our company and Marathon Oil. See “Management” in our registration statement on Form 10 filed with the SEC on January 25, 2011, as amended, which is incorporated by reference into this prospectus.

Risks Relating to Our Industry and Our Business

A substantial or extended decline in refining and marketing gross margins would reduce our operating results and cash flows and could materially adversely impact our future rate of growth and the carrying value of our assets.

Refining and marketing gross margins fluctuate widely. Our revenues, operating results, cash flows and future rate of growth are highly dependent on the margins we realize on our refined products. Our cost of producing refined products is influenced by a number of conditions, including the price of crude oil. We do not produce crude oil and must purchase all the crude oil we refine, and the price of that crude oil fluctuates due to a variety of worldwide market conditions. Generally, an increase or decrease in the price of crude oil affects our cost to produce gasoline and other refined products. However, the prices for crude oil and prices for our refined products can fluctuate in different directions based on global market conditions. In addition, the timing of the relative movement of the prices (both among different classes of refined products and among various global markets for similar refined products) as well as the overall change in refined product prices, can reduce profit margins. Historically, the markets for refined products have been volatile and may continue to be volatile in the future. Many of the factors influencing refining and marketing gross margins are beyond our control. These factors include:

•	worldwide and domestic supplies of and demand for crude oil and refined products;

•	the cost of crude oil to be manufactured into refined products;

•	utilization rates of refineries;

•	natural gas and electricity supply costs incurred by refineries;

•	the ability of the members of the Organization of Petroleum Exporting Countries to agree to and maintain production controls;

•	political instability or armed conflict in oil and natural gas producing regions;

•	local weather conditions;

•	natural disasters such as hurricanes and tornados;

•	the price and availability of alternative and competing forms of energy;

•	domestic and foreign governmental regulations and taxes; and

•	local, regional, national and worldwide economic conditions.

Some of these factors can vary by region and may change quickly, adding to market volatility, while others may have long-term effects. The long-term effects of these and other factors on refining and marketing gross margins are uncertain.

We purchase our refinery feedstocks weeks before refining and selling the refined products. Price level changes during the period between purchasing feedstocks and selling the refined products from these feedstocks could have a significant effect on our financial results. We also purchase refined products manufactured by others for sale to our customers. Price level changes during the periods between purchasing and selling those refined products also could have a material adverse effect on our business, financial condition, results of operations and cash flows.

Lower refining and marketing gross margins may reduce the amount of refined product that we produce, which may reduce our revenues, operating income and cash flows. Significant reductions in refining and marketing gross margins could require us to reduce our capital expenditures or impair the carrying value of our assets.

The availability of crude oil and increases in crude oil prices may reduce our refining, marketing and transportation profitability and refining and marketing gross margins.

The profitability of our operations depends largely on the difference between the cost of crude oil and other feedstocks that we refine and the selling prices we obtain for refined products. A significant portion of our crude oil is purchased from various foreign national oil companies, producing companies and trading companies, including suppliers from the Middle East. These purchases are subject to political, geographic and economic risks attendant to doing business with suppliers located in that area of the world. Our overall profitability could be materially adversely affected by the availability of supply and rising crude oil and other feedstock prices that we do not recover in the marketplace. Refining and marketing gross margins historically have been volatile and vary with the level of economic activity in the various marketing areas, the regulatory climate, logistical capabilities and the available supply of refined products. Our overall profitability could be materially adversely affected by factors that affect those margins, such as rising refined product prices that we are not able to recover in the retail marketplace.

Changes in environmental or other laws or regulations may reduce our refining and marketing gross margins.

Various environmental, safety, health, security, marketing and pricing laws and regulations have imposed, and are expected to continue to impose, increasingly stringent and costly requirements on our operations, which may reduce our refining and marketing gross margins. Environmental laws and regulations, in particular, are subject to frequent change, and many of them have become and will continue to become more stringent.

We believe it is likely that the scientific and political attention to issues concerning the extent of, causes of, and responsibility for climate change will continue, with the potential for further laws and regulations that could affect our operations. Currently, various legislative and regulatory measures to address greenhouse gas emissions (including carbon dioxide, methane and nitrous oxides) are in various phases of review, discussion or implementation in the United States. These include proposed federal legislation and state actions to develop statewide or regional programs, each of which could impose reductions in greenhouse gas emissions. These actions could result in increased (1) costs to operate and maintain our facilities, (2) capital expenditures to install new emission controls on our facilities and (3) costs to administer and manage any potential greenhouse gas emissions regulations or carbon trading or tax programs. Although uncertain, these developments could increase our costs, reduce the demand for the products we sell and create delays in our obtaining air pollution permits for new or modified facilities.

Renewable fuels mandates have reduced and likely will further reduce demand for refined products. Tax incentives and other subsidies have made renewable fuels more competitive with refined products than they otherwise would have been, which may have reduced and may further reduce refined product margins and their ability to compete with renewable fuels. In 2007, the U.S. Congress passed the Energy Independence and Security Act, or EISA, which, among other things, sets a target of 35 miles per gallon for the combined fleet of cars and light trucks in the United States by model year 2020, and contains a multiple-part Renewable Fuel Standard, commonly referred to as RFS2. The RFS2 was 9.0 billion gallons of renewable fuel in 2008, and will increase to 36.0 billion gallons in 2022. In the near term, the RFS2 will be satisfied primarily with fuel ethanol blended into gasoline. The RFS2 presents production and logistics challenges for both the fuel ethanol and petroleum refining industries. The RFS2 has required, and may in the future continue to require, additional capital expenditures or expenses by us to accommodate increased fuel ethanol use. Within the overall 36.0 billion gallon RFS2, EISA establishes an advanced biofuel RFS2 that begins with 0.95 billion gallons in 2010 and increases to 21.0 billion gallons in 2022. Subsets within the advanced biofuel RFS2 include 1.15 billion gallons of biomass-based diesel in 2010 (due to combining the 2009 and 2010 volumes), which is capped at 1.0 billion gallons beginning in 2012, and 0.1 billion gallons of cellulosic biofuel in 2010, increasing to 16.0 billion gallons by 2022. The advanced biofuels programs will present specific challenges in that we may have to enter into arrangements with other parties to meet our obligations to use advanced biofuels, including biomass-based diesel and cellulosic biofuel, with potentially uncertain supplies of these new fuels. There will be compliance costs and uncertainties regarding how we will comply with the various requirements contained in this law and related regulations. We may experience a decrease in demand for refined petroleum products due to an increase in combined fleet mileage or due to refined petroleum products being replaced by renewable fuels.

Our operations and those of our predecessors could expose us to civil claims by third parties for alleged liability resulting from contamination of the environment or personal injuries caused by releases of crude oil, motor fuel and other substances. For example, we have been, and presently are, a defendant in lawsuits involving products liability and other claims related to alleged contamination of groundwater with the gasoline oxygenate methyl tertiary butyl ether, or MTBE. We may become involved in further litigation or other proceedings, or we may be held responsible in existing or future litigation or proceedings, the costs of which could materially and adversely affect our business, financial condition, results of operations and cash flows.

We have in the past operated retail marketing sites with underground storage tanks, or USTs, in various jurisdictions, and are currently operating retail marketing sites that have USTs in numerous states in the United States. Federal and state regulations and legislation govern the USTs, and compliance with those requirements can be costly. The operation of USTs also poses certain other risks, including damages associated with soil and groundwater contamination. Leaks from USTs which may occur at one or more of our retail marketing sites, or which may have occurred at our previously operated retail marketing sites, may impact soil or groundwater and could result in substantial cleanup costs, fines or civil liability for us. The discovery of additional contamination or the imposition of additional cleanup obligations at these or other sites in the future could result in significant additional costs.

We have in the past and will continue to dispose of various wastes at lawful disposal sites. Environmental laws including the Comprehensive Environmental Response, Compensation, and Liability Act, or CERCLA, and similar state laws can impose liability for the entire cost of cleanup on any responsible party, without regard to negligence or fault, and impose liability on us for the conduct of others or conditions others have caused, or for our acts that complied with all applicable requirements when we performed them. See “Business—Environmental Matters” and “—Legal Proceedings” in our registration statement on Form 10 filed with the SEC on January 25, 2011, as amended, which is incorporated by reference into this prospectus.

If foreign ownership of our stock exceeds certain levels, we could be prohibited from operating inland river vessels, which could materially and adversely affect our business, financial condition, results of operations and cash flows.

We are subject to a variety of U.S. federal statutes and regulations, including the Shipping Act of 1916, as amended, and the Merchant Marine Act of 1920, as amended, that govern the ownership and operation of certain vessels used to carry cargo between U.S. ports, which we refer to collectively as the Maritime Laws. Generally, the Maritime Laws require that vessels engaged in U.S. coastwise trade, and corporations operating such vessels, must be owned by U.S. citizens. Although our certificate of incorporation contains provisions intended to assure compliance with these provisions of the Maritime Laws, if we fail to maintain compliance we would be prohibited from operating vessels in the U.S. inland waters during any period in which we did not comply with these regulations. Such a prohibition could materially and adversely affect our business, financial condition, results of operations and cash flows.

If we are unable to complete capital projects at their expected costs and in a timely manner, or if the market conditions assumed in our project economics deteriorate, our business, financial condition, results of operations and cash flows could be materially and adversely affected.

Delays or cost increases related to capital spending programs involving engineering, procurement and construction of facilities (including the upgrading and expansion of our Detroit refinery and improvements and repairs to our other facilities) could materially adversely affect our ability to achieve forecasted internal rates of return and operating results. Delays in making required changes or upgrades to our facilities could subject us to fines or penalties as well as affect our ability to supply certain products we produce. Such delays or cost increases may arise as a result of unpredictable factors, many of which are beyond our control, including:

•	denial of or delay in receiving requisite regulatory approvals and/or permits;

•	unplanned increases in the cost of construction materials or labor;

•	disruptions in transportation of components or construction materials;

•	adverse weather conditions, natural disasters or other events (such as equipment malfunctions, explosions, fires or spills) affecting our facilities, or those of vendors or suppliers;

•	shortages of sufficiently skilled labor, or labor disagreements resulting in unplanned work stoppages;

•	market-related increases in a project’s debt or equity financing costs; and

•	nonperformance by, or disputes with, vendors, suppliers, contractors or subcontractors.

Any one or more of these factors could have a significant impact on our ongoing capital projects, including the upgrading and expansion of our Detroit refinery. If we were unable to make up the delays associated with such factors or to recover the related costs, or if market conditions change, it could materially and adversely affect our business, financial condition, results of operations and cash flows.

We will continue to incur substantial capital expenditures and operating costs as a result of compliance with, and changes in, environmental, health, safety and security laws and regulations, and, as a result, our business, financial condition, results of operations and cash flows could be materially and adversely affected.

Our businesses are subject to numerous laws, regulations and other requirements relating to the protection of the environment, including those relating to the discharge of materials into the environment, waste management, pollution prevention, greenhouse gas emissions, and characteristics and composition of gasoline and diesel fuels, as well as laws and regulations relating to public and employee safety and health and to facility security. We have incurred and will continue to incur substantial capital, operating and maintenance, and remediation expenditures as a result of these laws and regulations. To the extent these expenditures, as with all costs, are not ultimately reflected in the prices of our products and services, our operating results will be adversely affected.

The specific impact of these laws and regulations on us and our competitors may vary depending on a number of factors, including the age and location of operating facilities, marketing areas, crude oil and feedstock sources, and production processes. We may also be required to make expenditures to modify operations, install pollution control equipment, perform site cleanups or curtail operations that could materially and adversely affect our business, financial condition, results of operations and cash flows. We may become subject to liabilities that we currently do not anticipate in connection with new, amended or more stringent requirements, stricter interpretations of existing requirements or the future discovery of contamination. In addition, any failure by us to comply with existing or future laws or regulations could result in civil penalties or criminal fines and other sanctions and enforcement actions against us.

Legislation or regulatory activity that impacts or could impact our operations includes, among others:

•

In 2009, the U.S. Environmental Protection Agency, or the EPA, issued a finding that greenhouse gas emissions contribute to air pollution that endangers public health and welfare. Related to the endangerment finding, in April 2010, the EPA finalized a greenhouse gas emission standard for mobile sources (cars and other light duty vehicles). The endangerment finding, along with the mobile source standard and EPA’s determination that greenhouse gases are subject to regulation under the U.S. Clean Air Act, as amended, or the Clean Air Act, will lead to widespread regulation of stationary sources of greenhouse gas emissions. The EPA has issued a so-called tailoring rule to limit the applicability of the EPA’s major permitting programs to larger sources of greenhouse gas emissions, such as our refineries. Although legal challenges have been filed or are expected to be filed against these EPA actions, no final court decisions are expected for at least another year. The EPA has also issued its plan for establishing greenhouse gas emission standards under the Clean Air Act in 2011. Under this plan, the EPA will propose standards for refineries in December 2011 and will issue final standards in November 2012. Congress may continue to consider legislation on greenhouse gas emissions, which may include a delay in the implementation of greenhouse gas emissions regulations by the EPA.

•	The Copenhagen Accord was reached in December 2009 with the United States pledging to reduce emissions 17 percent below 2005 levels by 2020.

•

The State of California enacted legislation effective in 2007 capping California’s greenhouse gas emissions at 1990 levels by 2020 and directed its responsible state agency to adopt mandatory reporting rules for significant sources of greenhouse gases. We do not conduct business in California, but other states where we have operations could adopt similar greenhouse gas legislation.

Although there may be adverse financial impacts (including compliance costs, potential permitting delays and potential reduced demand for crude oil or certain refined products) associated with any legislation, regulation, EPA action or other action, the extent and magnitude of that impact cannot be reliably or accurately estimated due to the fact that various requirements have only recently been adopted and the present uncertainty regarding additional measures and how they may be implemented. Private-party litigation has also been brought against various emitters of greenhouse gas emissions, but we have not been named in any of those lawsuits.

Worldwide political and economic developments could materially and adversely impact our business, financial condition, results of operations and cash flows.

Local political and economic factors in global markets could have a material adverse effect on us. Continued hostilities in the Middle East and the occurrence or threat of future terrorist attacks could adversely affect the economies of the United States and other developed countries. A lower level of economic activity could result in a decline in energy consumption, which could cause our revenues and margins to decline and limit our future growth prospects. These risks could lead to increased volatility in prices for refined products. Additionally, these risks could increase instability in the financial and insurance markets and make it more difficult or costly for us to access capital and to obtain the insurance coverage that we consider adequate.

In addition, a significant portion of our feedstock requirements is satisfied through supplies originating in Saudi Arabia, Kuwait, Canada, Mexico and various other foreign countries. We are, therefore, subject to the political, geographic and economic risks attendant to doing business with suppliers located in, and supplies originating from, those areas. If one or more of our supply sources were eliminated, or if political events disrupt our traditional crude oil supply, we believe that adequate alternative supplies of crude oil would be available, but it is possible that we would be unable to find alternative sources of supply. If we are unable to obtain adequate crude oil volumes or are able to obtain such volumes only at unfavorable prices, our operations could be adversely affected, including reduced sales volumes of refined products or reduced margins as a result of higher crude oil costs, materially and adversely impacting our business, financial condition, results of operations and cash flows.

Actions of governments through tax and other legislation, executive order and commercial restrictions could reduce our operating profitability. The U.S. government can prevent or restrict us from doing business with foreign countries.

Competitors that produce their own supply of feedstocks, have more extensive retail outlets, or have greater financial resources may have a competitive advantage.

The downstream petroleum business is highly competitive, particularly with regard to accessing crude oil and feedstock supply and marketing refined products. We compete with many companies for available supplies of crude oil and other feedstocks and for outlets for our refined products. In addition, we compete with producers and marketers in other industries that supply alternative forms of energy and fuels to satisfy the requirements of our industrial, commercial and individual consumers. We do not produce any of our crude oil supply. Many of our competitors, however, obtain a significant portion of their crude oil from their own exploration and production activities and some have more extensive retail outlets than we have. Competitors that have their own exploration and production activities are at times able to offset losses from downstream operations with profits from upstream operations, and may be better positioned to withstand periods of depressed refined product margins or feedstock shortages.

Some of our competitors also have significantly greater financial and other resources than we have. Those competitors may have a greater ability to respond to volatile industry or market conditions, such as shortages of crude oil or other feedstocks or intense price fluctuations.

We also face strong competition in the market for the sale of retail gasoline, diesel and merchandise. Our competitors include service stations and convenience stores owned or operated by fully integrated major oil companies or their dealers or jobbers and other well-recognized national or regional retail outlets, often selling gasoline or merchandise at very competitive prices. In recent years, several non-traditional retailers, such as supermarkets, club stores and mass merchants, have entered the retail fuel business. These non-traditional gasoline retailers have obtained a significant share of the transportation fuels market, and we expect their market share to grow. Because of their diversity, integration of operations, experienced management and greater resources, these companies may be better able to withstand volatile market conditions or levels of low or no profitability in the retail segment of the market. In addition, these retailers may use promotional pricing or discounts, both at the pump and in the store, to encourage in-store merchandise sales. These activities by our competitors could pressure us to offer similar discounts, adversely affecting our profit margins. Additionally, the loss of market share by our retail fuel and convenience stores to these and other retailers relating to either gasoline or merchandise could have a material adverse effect on our business, financial condition, results of operations and cash flows.

Our operations are subject to business interruptions and casualty losses. We do not insure against all potential losses and, therefore, our business, financial condition, results of operations and cash flows could be seriously harmed by unexpected liabilities and increased costs.

Our operations are subject to business interruptions due to scheduled refinery turnarounds and unplanned events such as explosions, fires, pipeline ruptures or other interruptions, crude oil or refined product spills, severe weather and labor disputes. For example, some of our pipelines provide the almost exclusive form of transportation of crude oil to, or refined products from, some of our refineries, and a prolonged interruption in service of any of these pipelines as a result of a pipeline rupture or due to any other reason could materially and adversely affect the operations, profitability and cash flows of the connected refinery. Similar risks may apply to third parties who transport crude oil and refined products to, from and among our facilities. Any prolonged, unplanned interruption in our operations could have a material adverse effect on our business, financial condition, results of operations and cash flows. Our operations are also subject to the additional hazards of pollution, releases of toxic gas and other environmental hazards and risks. These hazards could result in serious personal injury or loss of human life, significant damage to property and equipment, environmental pollution, impairment of operations and substantial losses to us. Various hazards have adversely affected us in the past, and damages resulting from a catastrophic occurrence in the future involving us or any of our assets or operations may result in our being named as a defendant in one or more lawsuits asserting potentially substantial claims or in our being assessed potentially substantial fines by governmental authorities.

We maintain insurance against many, but not all, potential losses or liabilities arising from operating hazards in amounts that we believe to be prudent. Uninsured losses and liabilities arising from operating hazards could reduce the funds available to us for capital and investment spending and could have a material adverse effect on our business, financial condition, results of operations and cash flows. Historically, we have maintained insurance coverage for physical damage and resulting business interruption to our major facilities, with significant self-insured retentions. In the future, we may not be able to maintain or obtain insurance of the type and amount we desire at reasonable rates. As a result of market conditions, premiums and deductibles for certain of our insurance policies have increased substantially and could escalate further. In some instances, certain insurance could become unavailable or available only for reduced amounts of coverage. For example, due to hurricane activity in recent years, the availability of insurance coverage for our facilities for windstorms in the Gulf of Mexico region has been reduced.

We are subject to interruptions of supply and increased costs as a result of our reliance on third-party transportation of crude oil and refined products.

We utilize the services of third parties to transport crude oil and refined products to and from our refineries. In addition to our own operational risks discussed above, we could experience interruptions of supply or increases in costs to deliver refined products to market if the ability of the pipelines or vessels to transport crude oil or refined products is disrupted because of weather events, accidents, governmental regulations or third-party actions. A prolonged disruption of the ability of a pipeline or vessels to transport crude oil or refined product to or from one or more of our refineries could have a material adverse effect on our business, financial condition, results of operation and cash flows.

Our operating results are seasonal and generally are lower in the first and fourth quarters of the year.

Demand for gasoline and diesel is higher during the spring and summer months than during the winter months in most of our markets due to seasonal increases in highway traffic. As a result, our operating results for the first and fourth quarters are generally lower than for those in the second and third quarters of each year.

We may incur losses as a result of our forward-contract activities and derivative transactions.

We currently use commodity derivative instruments, and we expect to enter into these types of transactions in the future, as well as derivative financial instruments such as interest rate swaps and interest rate cap agreements. If the instruments we utilize to manage our exposure to various types of risk are not effective, we may incur losses.

Compliance with and changes in tax laws could materially and adversely affect our performance.

We are subject to extensive tax liabilities, including federal and state income taxes and transactional taxes such as excise, sales/use, payroll, franchise, withholding and property taxes. New tax laws and regulations and changes in existing tax laws and regulations could result in increased expenditures by us for tax liabilities in the future. Many of these liabilities are subject to periodic audits by taxing authorities. Subsequent changes to our tax liabilities as a result of these audits could subject us to interest and penalties.

Litigation by private plaintiffs or government officials could materially and adversely affect our business, financial condition, results of operations and cash flows.

We currently are defending litigation and anticipate that we will be required to defend new litigation in the future. The subject matter of such litigation may include releases of hazardous substances from our facilities, products liability, consumer credit or privacy laws, product pricing or antitrust laws or any other laws or regulations that apply to our operations. While an adverse outcome in most litigation matters would not be expected to be material to us, in some litigation the plaintiff or plaintiffs seek alleged damages involving large classes of potential litigants, and may allege damages relating to extended periods of time or other alleged facts and circumstances that could increase the amount of potential damages. Attorneys general and other government officials may pursue litigation in which they seek to recover civil damages from companies on behalf of a state or its citizens for a variety of claims, including violation of consumer protection and product pricing laws or natural resources damages. We are defending litigation of that type and anticipate that we will be required to defend new litigation of that type in the future. If we are not able to successfully defend such litigation, it may result in liability to our company that could materially and adversely affect our business, financial condition, results of operations and cash flows. We do not have insurance covering all of these potential liabilities. In addition to substantial liability, plaintiffs in litigation may also seek injunctive relief which, if imposed, could have a material adverse effect on our future business, financial condition, results of operations and cash flows.

Distributions from our subsidiaries may be inadequate to fund our capital needs, payments on our indebtedness and dividends on our common stock.

As a holding company, we derive substantially all our income from, and hold substantially all of our assets through, our subsidiaries. As a result, we depend on distributions of funds from our subsidiaries to meet our capital needs and our payment obligations with respect to our indebtedness. Our operating subsidiaries are separate and distinct legal entities and have no obligation to pay any amounts due with respect to our indebtedness or to provide us with funds for our capital needs or our debt payment obligations, whether by dividends, distributions, loans or otherwise. In addition, provisions of applicable law, such as those restricting the legal sources of dividends, could limit our subsidiaries’ abilities to make payments or other distributions to us, or our subsidiaries could agree to contractual restrictions on their ability to make distributions.

Our rights with respect to the assets of any subsidiary and, therefore, the rights of our creditors with respect to those assets are effectively subordinated to the claims of that subsidiary’s creditors. In addition, if we were a creditor of any subsidiary, our rights as a creditor would be subordinate to any security interest in the assets of that subsidiary and any indebtedness of that subsidiary senior to that held by us.

If we cannot obtain funds from our subsidiaries as a result of restrictions under debt instruments, applicable laws and regulations or otherwise, we may not be able to meet our capital needs, pay interest or principal with respect to our indebtedness when due or pay dividends on our common stock, and we cannot assure you that we would be able to obtain the necessary funds from other sources on terms that will be acceptable to us.

The loss of the services of one or more of our key personnel, or our failure to attract, assimilate and retain trained personnel in the future, could disrupt our operations and result in loss of revenues.

Our success depends on the continued active participation of our executive officers and key operating personnel. The unexpected loss of the services of any one of these persons could adversely affect our operations.

Our operations require the services of employees having the technical training and experience necessary to obtain the proper operational results. As such, our operations depend, to a considerable extent, on the continuing availability of such personnel. If we should suffer any material loss of personnel to competitors or be unable to employ additional or replacement personnel with the requisite level of training and experience to adequately operate our business, our operations could be adversely affected. A significant increase in the wages paid by other employers could result in a reduction in our workforce, increases in wage rates, or both. If either of these events occurred for a significant period of time, our financial condition, results of operations and cash flows could be adversely impacted.

A portion of our workforce is unionized, and we may face labor disruptions that could materially and adversely affect our business, financial condition, results of operations and cash flows.

Approximately 47 percent of our refining hourly employees are covered by collective bargaining agreements. The contracts for the hourly workers at our Catlettsburg and Canton refineries are scheduled to expire in January 2012, and the contracts for the hourly workers at our Texas City and Detroit refineries are scheduled to expire in March 2012 and January 2014, respectively. We cannot assure you that these contracts will not be renewed at an increased cost to us or that we will not experience work stoppages in the future as a result of labor disagreements.

USE OF PROCEEDS

We will not receive any cash proceeds from the issuance of the exchange notes. Because we are exchanging the exchange notes for the outstanding notes, which have substantially identical terms, the issuance of the exchange notes will not result in any increase in our indebtedness.

RATIO OF EARNINGS TO FIXED CHARGES

Our ratios of earnings to fixed charges for each of the periods indicated are as follows:

	Six Months Ended June 30, 2011		For the Years Ended December 31,
			2010		2009		2008		2007		2006
Ratio of earnings to fixed charges	20.3	x	7.4	x	5.9	x	17.1	x	54.3	x	74.6	x

The term “earnings” is the amount resulting from adding the following items to the extent applicable:

•	pre-tax income from continuing operations before adjustment for income or loss from equity investees;

•	fixed charges;

•	amortization of capitalized interest;

•	distributed income of equity investees; and

•	pre-tax losses of equity investees for which charges arising from guarantees are included in fixed charges;

and subtracting from the total the following:

•	interest capitalized;

•	preference security dividend requirements of consolidated subsidiaries; and

•	the non-controlling interest in pre-tax income of subsidiaries that have not incurred fixed charges;

For this purpose, “fixed charges” consists of:

•	interest expense and amortization of discounts, premiums and capitalized expenses on indebtedness;

•	interest capitalized;

•	an estimate of the portion of annual rental expense on operating leases that represents interest attributable to rentals; and

•	preference security dividend requirements of consolidated subsidiaries.

The ratios presented above are based on our historical combined and consolidated financial statements. As described in Note 1 to our audited combined financial statements included in our registration statement on Form 10 filed with the SEC on January 25, 2011, as amended, which is incorporated by reference into this prospectus, and in Note 1 to our unaudited consolidated financial statements included in our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2011, which is incorporated by reference into this prospectus, the combined and consolidated financial statements were prepared in connection with the spin-off, and for periods prior to the completion of the spin-off on June 30, 2011, reflect the combined historical results of operations, financial position and cash flows of the Marathon Oil subsidiaries that operated the Refining, Marketing & Transportation Business of Marathon Oil, which we refer to in this prospectus as the “RM&T Business,” as if such businesses had been combined for all periods presented. Our capital structure changed significantly as a result of the spin-off. Accordingly, the ratios for periods prior to the spin-off may not be indicative of the ratios after giving effect to the spin-off.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

The following table presents our selected historical consolidated financial information. For periods prior to the June 30, 2011 spin-off, our selected historical consolidated financial data reflect the combined historical results of operations, financial position and cash flows of the Marathon Oil subsidiaries that operated the RM&T Business, as if such businesses had been combined for all periods presented. The historical consolidated financial information as of and for the years ended December 31, 2010, 2009 and 2008 is derived from our audited combined financial statements included in our registration statement on Form 10 filed with the SEC on January 25, 2011, as amended, which is incorporated by reference into this prospectus. The historical consolidated financial information as of June 30, 2011 and for the six-month periods ended June 30, 2011 and 2010 is derived from our unaudited consolidated financial statements included in our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2011, which is incorporated by reference into this prospectus. The historical consolidated financial information as of and for the years ended December 31, 2007 and 2006 is derived from our unaudited combined financial statements not included in or incorporated by reference into this prospectus.

	Six Months Ended June 30,		Year Ended December 31,
(In millions, except per share data)	2011	2010	2010	2009	2008	2007	2006
Consolidated Statements of Income Data
Revenues	$38,602	$29,157	$62,487	$45,530	$64,939	$55,004	$55,722
Income from operations	2,144	217	1,011	654	1,855	3,261	4,413
Net income	1,331	116	623	449	1,215	2,262	2,918
Net income per share — diluted (1)	$3.72	$0.32	$1.74	$1.25	$3.39	$6.32	$8.15
Consolidated Statements of Cash Flows Data
Net cash provided by operating activities	952	295	2,217	2,455	684	3,156	4,704
Additions to property, plant and equipment	(517)	(634)	(1,217)	(2,891)	(2,787)	(1,403)	(916)
Contributions from (distributions to) Marathon Oil	(699)	(500)	(1,330)	207	(151)	(7,454)	3

		June 30, 2011	December 31,
(In millions)			2010	2009	2008	2007	2006
Consolidated Balance Sheet Data
Total assets		$23,964	$23,232	$21,254	$18,177	$17,746	$20,739
Long-term debt, including capitalized leases(2)		3,274	279	254	182	104	58
Long-term debt payable to Marathon Oil and subsidiaries(3)		—	3,618	2,358	2,343	280	3

(1)	Net income per share — diluted is based on the weighted average number of shares of common stock outstanding and assumes the exercise of stock options and stock appreciation rights, provided the effect is not anti-dilutive. On June 30, 2011, 356 million shares of our common stock were distributed to Marathon Oil stockholders in conjunction with the spin-off. Dilutive securities outstanding at June 30, 2011 were 2 million shares. For comparative purposes, and to provide a more meaningful calculation for weighted average common shares outstanding, including dilutive effects, we have assumed these 358 million shares to be outstanding as of the beginning of each period presented.
(2)	Includes amounts due within one year.
(3)	Includes amounts due within one year and debt owed to Marathon Oil which was repaid prior to the spin-off.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL DATA

Unaudited pro forma condensed consolidated financial data of MPC presented below have been derived from our historical combined and consolidated financial statements incorporated by reference in this prospectus. Prior to the spin-off on June 30, 2011, our financial position, results of operations and cash flows reflect the combined historical results of the RM&T Business. The RM&T Business represented a combined reporting entity. Our consolidated statements of income as reported for the six months ended June 30, 2011 and for the year ended December 31, 2010 consist entirely of the combined results of the RM&T Business.

The pro forma adjustments give effect to the separation of Marathon Oil’s refining, marketing and transportation businesses into an independent publicly traded company. The unaudited pro forma condensed consolidated financial data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our historical combined and consolidated financial statements and the notes to those statements, which are included in our registration statement on Form 10 filed with the SEC on January 25, 2011, as amended, and our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2011, which are incorporated by reference into this prospectus.

The unaudited pro forma condensed consolidated statements of income for the six months ended June 30, 2011 and the year ended December 31, 2010 have been prepared as though the spin-off occurred as of January 1, 2010. The pro forma adjustments are based on available information and assumptions that our management believes are reasonable; however, such adjustments are estimates and may not prove to be accurate, as MPC does not have a history of operating as a stand-alone company.

The pro forma adjustments include, among other things, the income statement impact related to the following items:

•	The distribution of approximately 356 million shares of our common stock to Marathon Oil stockholders.

•	The repayment to Marathon Oil of outstanding debt owed to it on January 1, 2010.

•	The issuance of $3.0 billion aggregate principal amount of the outstanding notes as of January 1, 2010.

•	A $2.0 billion revolving credit facility and a $1.0 billion trade receivables securitization facility were entered into effective January 1, 2010.

•	The redemption of our investments in the preferred stock of MOC Portfolio Delaware, Inc., or PFD, a subsidiary of Marathon Oil, that we held at January 1, 2010.

•	Factually supportable incremental costs and expenses associated with operating as a stand-alone company.

Our unaudited pro forma condensed consolidated statements of income do not include adjustments for all of the costs of operating as a stand-alone company. Only costs that management has currently determined to be factually supportable and recurring are included as adjustments in the unaudited pro forma condensed consolidated financial data. Incremental costs and expenses associated with being a stand-alone company, which are not reflected in the unaudited pro forma condensed consolidated statements of income, are estimated to be approximately $25 million annually.

The unaudited pro forma condensed consolidated statements of income include the financial results of the Northern-Tier Assets until December 1, 2010.

The unaudited pro forma condensed consolidated financial data are for illustrative purposes only and do not reflect what our financial position and results of operations would have been had the spin-off occurred on the date indicated and are not necessarily indicative of our future financial position and future results of operations.

The unaudited pro forma condensed consolidated financial data constitute forward-looking information and are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated. See “Cautionary Statement Concerning Forward-Looking Statements” in this prospectus.

MARATHON PETROLEUM CORPORATION

Unaudited Pro Forma Condensed Consolidated Statement of Income

Six Months Ended June 30, 2011

(In millions, except per share amounts)	Six Months Ended June 30, 2011 (As reported)	Pro Forma Adjustments		Pro Forma
Revenues and other income:
Sales and other operating revenues (including consumer excise taxes)	$38,551	$13	(a)	$38,564
Sales to related parties	51	(13	)(a)	38
Income from equity method investments	26	—		26
Net gain on disposal of assets	5	—		5
Other income	32	—		32

Total revenues and other income	38,665	—		38,665

Costs and expenses:
Cost of revenues (excludes items below)	31,211	1,590	(a)	32,801
Purchases from related parties	1,766	(1,590	)(a)	176
Consumer excise taxes	2,478	—		2,478
Depreciation and amortization	434	6	(b)	440
Selling, general and administrative expenses	505	7	(b)	512
Other taxes	127	—		127

Total costs and expenses	36,521	13		36,534

Income from operations	2,144	(13)		2,131
Related party net interest and other financial income	35	(35	)(c)	—
Net interest and other financial income (costs)	(24)	(12	)(d)	(36)

Income before income taxes	2,155	(60)		2,095
Provision for income taxes	824	(15	)(e)	809

Net income	$1,331	$(45)		$1,286

Earnings per share:(f)
Basic	$3.74			$3.61
Diluted	$3.72			$3.59
Shares outstanding:(f)
Basic	356			356
Diluted	358			358

See Notes to Unaudited Pro Forma Condensed Consolidated Financial Data

MARATHON PETROLEUM CORPORATION

Unaudited Pro Forma Condensed Consolidated Statement of Income

Year Ended December 31, 2010

(In millions, except per share amounts)	Year Ended December 31, 2010 (As reported)	Pro Forma Adjustments		Pro Forma
Revenues and other income:
Sales and other operating revenues (including consumer excise taxes)	$62,387	$39	(a)	$62,426
Sales to related parties	100	(39	)(a)	61
Income from equity method investments	70	—		70
Net gain on disposal of assets	11	—		11
Other income	37	—		37

Total revenues and other income	62,605	—		62,605

Costs and expenses:
Cost of revenues (excludes items below)	51,685	2,287	(a)	53,972
Purchases from related parties	2,593	(2,287	)(a)	306
Consumer excise taxes	5,208	—		5,208
Depreciation and amortization	941	18	(b)	959
Selling, general and administrative expenses	920	37	(b)	957
Other taxes	247	—		247

Total costs and expenses	61,594	55		61,649

Income from operations	1,011	(55)		956
Related party net interest and other financial income	24	(24	)(c)	—
Net interest and other financial income (costs)	(12)	(91	)(d)	(103)

Income before income taxes	1,023	(170)		853
Provision for income taxes	400	(58	)(e)	342

Net income	$623	$(112)		$511

Earnings per share:(f)
Basic	$1.75			$1.44
Diluted	$1.74			$1.43
Shares outstanding:(f)
Basic	356			356
Diluted	358			358

See Notes to Unaudited Pro Forma Condensed Consolidated Financial Data

MARATHON PETROLEUM CORPORATION

Notes to Unaudited Pro Forma Condensed Consolidated Financial Data

(a)	Reflects the reclassification of activity with Marathon Oil from related party to third-party.

(b)	Represents incremental costs associated with operating as a stand-alone company that are both factually supportable and recurring, including costs related to information technology, depreciation, insurance, law, human resources, corporate planning, audit, accounting, treasury, tax and other expenses related to being a stand-alone company.

(c)	Reflects the elimination of all related party net interest and other financial income, based on the redemption by MPC of all its shares of preferred stock of PFD, assuming a January 1, 2010 effective date.

(d)	Reflects adjustments to net interest and other financial income (costs) resulting from the incurrence of $3.0 billion of indebtedness and the execution of a revolving credit agreement and a trade receivables securitization facility, as follows (in millions):

(In millions)	Six Months Ended June 30, 2011	Year Ended December 31, 2010
Interest expense on $3.0 billion of newly incurred indebtedness	($79)	($160)
Amortization of debt issuance costs	(6)	(11)
Commitment fee on revolving credit facility	(3)	(6)
Interest expense on $3.0 billion indebtedness issued in February 2011 included in financial statements	66	—
Amortization of debt issuance costs included in financial statements	1	—
Interest expense capitalized	9	86

Total pro forma adjustment to interest income (costs), net of amount reported	($12)	($91)

Pro forma interest expense was calculated based on a blended interest rate of 5.31%, which includes amortization of an $11 million original issue discount on the indebtedness. Interest expense also includes amortization on approximately $60 million of debt issuance costs related to the $3.0 billion debt incurrence, our new $2.0 billion revolving credit facility and our new $1.0 billion trade receivables securitization facility. Such costs are amortized over the terms of the associated debt. Interest expense also includes a commitment fee on the new revolving credit facility. The calculation of interest expense assumes constant debt levels throughout the periods presented.

(e)	Represents the tax effect of pro forma adjustments to income before income taxes using a statutory tax rate of 38% for both the six months ended June 30, 2011 and the year ended December 31, 2010. Also represents the elimination of a tax deduction associated with dividend income received from PFD, (see note (c) above). The effective tax rate of MPC could be different (either higher or lower) depending on activities subsequent to the spin-off.

(f)	Basic earnings per share is based on the weighted average number of shares of common stock outstanding. Diluted earnings per share assumes exercise of stock options and stock appreciation rights, provided the effect is not anti-dilutive. On June 30, 2011, 356 million shares of MPC common stock were distributed to Marathon Oil stockholders in conjunction with the spin-off. For comparative purposes, and to provide a more meaningful calculation for weighted average shares outstanding, we have assumed this amount to be outstanding as of the beginning of each period presented. In addition, for the dilutive weighted average shares outstanding calculations, we have assumed the dilutive securities outstanding at June 30, 2011 were also outstanding at each of the periods presented.

DESCRIPTION OF OTHER DEBT

Revolving Credit Facility

In March 2011, to provide us with additional liquidity following the spin-off, we entered into a four-year revolving credit agreement with a syndicate of lenders, including JPMorgan Chase Bank, National Association, as administrative agent. The revolving credit facility provides us with an initial borrowing capacity of up to $2.0 billion and the ability to increase borrowing capacity to $2.5 billion, subject to certain conditions. We may obtain up to $1.5 billion of letters of credit and up to $100 million of swingline loans under the revolving credit facility. We may, subject to certain conditions, request that the term of the revolving credit facility be extended for up to two additional one-year periods. Each such extension would be subject to the approval of lenders holding greater than 50 percent of the commitments then outstanding, and the commitment of any lender that does not consent to an extension of the maturity date will be terminated on the then-effective maturity date. As of the date of this prospectus, we had no borrowings under the revolving credit facility.

Interest Rates

Borrowings of revolving loans under the revolving credit facility bear interest, at our option, at either LIBOR plus a margin ranging between 1.75 percent to 3.00 percent, depending on our credit ratings, or an alternate base rate plus a margin ranging between 0.75 percent to 2.00 percent, depending on our credit ratings. The revolving credit facility also provides for customary fees, including administrative agent fees, commitment fees, fees in respect of letters of credit and other fees.

Covenants

The revolving credit facility contains covenants that we consider usual and customary for an agreement of this type, including a maximum ratio of consolidated indebtedness at the end of each fiscal quarter to consolidated EBITDA for the immediately preceding four fiscal quarter period of 3.0 to 1.0 and a minimum ratio of consolidated EBITDA to consolidated interest expense for each consecutive four fiscal quarter period of 3.5 to 1.0. In addition, the revolving credit facility includes limitations on indebtedness of our subsidiaries, other than subsidiaries that guarantee our obligations under the revolving credit facility or indebtedness owed to MPC or one of our majority-owned subsidiaries.

Defaults

Borrowings under the revolving credit facility are subject to acceleration upon the occurrence of events of default that we consider usual and customary for an agreement of this type, including but not limited to:

•	nonpayment of principal, interest or fees;

•	a material inaccuracy of representations and warranties;

•	violation of covenants;

•	cross defaults to other debt;

•	events of bankruptcy and insolvency; and

•	a change in control event.

Account Receivables Securitization Facility

On July 1, 2011, certain subsidiaries of MPC entered into a $1.0 billion accounts receivable securitization facility to provide additional liquidity and funding for the ongoing business needs of MPC and its subsidiaries.

The receivables securitization facility is governed by (i) a Receivables Purchase Agreement between Marathon Petroleum Company LP, a Delaware limited partnership and a wholly owned subsidiary of MPC, MPC Trade Receivables Company LLC, a Delaware limited liability company and a bankruptcy-remote special purpose entity that is a wholly owned subsidiary of MPC, which we refer to as Trade Receivables SPE, JPMorgan Chase Bank, N.A., as administrative agent, J.P. Morgan Securities LLC, as sole lead arranger, certain committed purchasers and conduit purchasers that are parties thereto from time to time and the other parties thereto from time to time and (ii) a Receivables Sale Agreement between Marathon Petroleum Company LP and Trade Receivables SPE.

Pursuant to the Receivables Sale Agreement, Marathon Petroleum Company LP, sells or contributes, on an ongoing basis, all of its trade receivables (other than receivables arising in connection with the extension of credit under its proprietary credit card services), together with all related security and interests in the proceeds thereof, without recourse, to Trade Receivables SPE in exchange for a combination of cash, equity or a subordinated note issued by Trade Receivables SPE in favor of Marathon Petroleum Company LP.

Pursuant to the Receivables Purchase Agreement, Trade Receivables SPE may, from time to time, sell undivided interests in the trade receivables, to the extent that they are qualifying trade receivables under the Receivables Purchase Agreement, together with all related security and interests in the proceeds thereof, to the purchasers in exchange for cash proceeds. Collections on the trade receivables for which an undivided interest is sold to the purchasers will be set aside and held in trust to satisfy the obligations of Trade Receivables SPE under the Receivables Purchase Agreement. In addition, the receivables securitization facility provides for the issuance of letters of credit subject to the same limitations and qualifications applicable to sales of trade receivables under the facility. Receivables in the receivables securitization facility are subject to customary criteria, limits and reserves and in no event may the amount of outstanding qualified receivables sold to the purchasers under the Receivables Purchase Agreement and letters of credit outstanding under the facility exceed $1.0 billion.

As of the date of this prospectus, there were no trade receivable purchases or letters of credit outstanding under the receivables securitization facility.

The receivables securitization facility is for an initial three-year term as may be extended in accordance with the terms of the Receivables Purchase Agreement.

Marathon Petroleum Company LP services the trade receivables under the receivables securitization facility. Neither Marathon Petroleum Company LP nor Trade Receivables SPE guarantees collectability of the trade receivables or the creditworthiness of obligors thereunder. However, MPC has provided a guaranty of performance in respect of the obligations of Marathon Petroleum Company LP as originator under the Receivables Sale Agreement and as servicer under the Receivables Purchase Agreement.

Yield and Fees

Trade Receivables SPE pays yields and certain other costs with respect to amounts advanced under the receivables securitization facility. The calculation of yields and costs will vary based on the funding alternatives and our credit ratings and will be calculated at the applicable rates described in the Receivables Purchase Agreement.

Covenants

The Receivables Purchase Agreement contains affirmative and negative covenants that we believe to be customary for financing arrangements of a similar type and nature, including, but not limited to, financial reporting covenants and covenants limiting our ability to:

•	extend, amend or modify the terms of accounts receivable;

•	change our credit and collection policy in respect of accounts receivable;

•	change payment instructions in respect of accounts receivable; or

•	enter into certain types of transactions with affiliates.

Amortization Events

Our receivables securitization facility contains certain amortization events that we believe to be customary for financing arrangements of a similar type and nature, including, but not limited to:

•	nonpayment by Trade Receivables SPE of any deposits, interest or fees required to be made under the Receivables Purchase Agreement;

•	any material inaccuracies of representations and warranties;

•	violations of covenants;

•	cross-defaults to debt;

•	events of bankruptcy and insolvency;

•

failure to maintain the accounts receivable pool at a specified level or failure to comply with certain specified default, delinquency, dilution and turnover ratios with respect to the accounts receivable pool;

•	failure to comply with the financial ratio covenants included in our revolving credit facility; and

•	the occurrence of a change of control.

Upon the occurrence of an amortization event set forth in the Receivables Purchase Agreement, the purchasers may terminate further purchases of undivided interests in the trade receivables or issuances of letters of credit under the facility, appoint a new servicer for the receivables, impose default fees and exercise certain other remedies available to the purchasers under the Receivables Purchase Agreement.

THE EXCHANGE OFFER

Purpose and Effect of the Exchange Offer

On February 1, 2011, we sold $3.0 billion in principal amount of the outstanding notes in a private placement through initial purchasers. In connection with the sale of the outstanding notes, we and the initial purchasers entered into a registration rights agreement, dated as of February 1, 2011. Under that agreement, we must, among other things, use our commercially reasonable efforts to file with the SEC a registration statement under the Securities Act covering the exchange offer and to cause that registration statement to become effective under the Securities Act. Upon the effectiveness of that registration statement, we must also offer each holder of the outstanding notes the opportunity to exchange its outstanding notes for an equal principal amount at maturity of exchange notes. You are a holder with respect to the exchange offer if you are a person in whose name any outstanding notes are registered on our books or any other person who has obtained a properly completed assignment of outstanding notes from the registered holder. We are making the exchange offer to comply with our obligations under the registration rights agreement. A copy of the registration rights agreement has been filed as an exhibit to the registration statement of which this prospectus is a part.

In order to participate in the exchange offer, you must represent to us, among other things, that:

•	you are acquiring the exchange notes under the exchange offer in the ordinary course of your business;

•	you are not engaged in, and do not intend to engage in, a distribution of the exchange notes;

•	you do not have any arrangement or understanding with any person to participate in the distribution of the exchange notes;

•	you are not a broker-dealer tendering outstanding notes acquired directly from us for your own account;

•	you are not one of our “affiliates,” as defined in Rule 405 of the Securities Act; and

•	you are not prohibited by law or any policy of the SEC from participating in the exchange offer.

Resale of the Exchange Notes

Based on a previous interpretation by the Staff of the SEC set forth in no-action letters issued to third parties, including Exxon Capital Holdings Corporation (available May 13, 1988), Morgan Stanley & Co. Incorporated (available June 5, 1991), Mary Kay Cosmetics, Inc. (available June 5, 1991), Warnaco, Inc. (available October 11, 1991), and K-III Communications Corp. (available May 14, 1993), we believe that the exchange notes issued in the exchange offer may be offered for resale, resold, and otherwise transferred by you, except if you are an affiliate of us, without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the representations set forth in “—Purpose and Effect of the Exchange Offer” apply to you.

If you tender in the exchange offer with the intention of participating in a distribution of the exchange notes, you cannot rely on the interpretation by the Staff of the SEC as set forth in the Morgan Stanley & Co. Incorporated no-action letter and other similar letters and you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction. If our belief regarding resale is inaccurate, those who transfer exchange notes in violation of the prospectus delivery provisions of the Securities Act and without an exemption from registration under the federal securities laws may incur liability under these laws. We do not assume or indemnify you against this liability.

The exchange offer is not being made to, nor will we accept surrenders for exchange from, holders of outstanding notes in any jurisdiction in which the exchange offer or the acceptance thereof would not be in compliance with the securities or blue sky laws of the particular jurisdiction. Each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes, where the outstanding notes were acquired by that broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. See “Plan of Distribution.” In order to facilitate the disposition of exchange notes by broker-dealers participating in the exchange offer, we have agreed, subject to specific conditions, to make this prospectus, as it may be amended or supplemented from time to time, available for delivery by those broker-dealers to satisfy their prospectus delivery obligations under the Securities Act. Any holder that is a broker-dealer participating in the exchange offer must notify the exchange agent at the telephone number set forth in the enclosed letter of transmittal and must comply with the procedures for broker-dealers participating in the exchange offer. We have not entered into any arrangement or understanding with any person to distribute the exchange notes to be received in the exchange offer.

Terms of the Exchange Offer

Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept any and all outstanding notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the day the exchange offer expires.

As of the date of this prospectus, $3.0 billion in principal amount of the outstanding notes are outstanding. This prospectus, together with the letter of transmittal, is being sent to all registered holders of the outstanding notes on this date. There will be no fixed record date for determining registered holders of the outstanding notes entitled to participate in the exchange offer; however, holders of the outstanding notes must tender their certificates therefor or cause their outstanding notes to be tendered by book-entry transfer before the expiration date of the exchange offer to participate.

The form and terms of the exchange notes will be the same as the form and terms of the outstanding notes of the corresponding series except that:

•	the exchange notes will be registered under the Securities Act and therefore will not bear legends restricting their transfer;

•	the exchange notes will bear a different CUSIP number from the outstanding notes; and

•	the exchange notes will not be entitled to additional interest provisions applicable to the outstanding notes in some circumstances relating to the timing of the exchange offer.

Following completion of the exchange offer, all rights under the registration rights agreement accorded to holders of outstanding notes, including the right to receive additional incremental interest on the outstanding notes, to the extent and in the circumstances specified in the registration rights agreement, will terminate.

We intend to conduct the exchange offer in accordance with the provisions of the registration rights agreement and applicable federal securities laws. Outstanding notes that are not tendered for exchange under the exchange offer will remain outstanding and will be entitled to the rights under the related indenture. Any outstanding notes not tendered for exchange will not retain any rights under the registration rights agreement and will remain subject to transfer restrictions. See “—Consequences of Failure to Exchange.”

We will be deemed to have accepted validly tendered outstanding notes when, as and if we will have given oral or written notice of its acceptance to the exchange agent. The exchange agent will act as agent for the tendering holders for the purposes of receiving the exchange notes from us. If any tendered outstanding notes are not accepted for exchange because of an invalid tender, the occurrence of other events set forth in this prospectus, or otherwise, certificates for any unaccepted outstanding notes will be returned, or, in the case of outstanding notes tendered by book-entry transfer, those unaccepted outstanding notes will be credited to an account maintained with The Depository Trust Company, or DTC, without expense to the tendering holder of those outstanding notes promptly after the expiration date of the exchange offer. See “—Procedure for Tendering Notes.”

Those who tender outstanding notes in the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange under the exchange offer. We will pay all charges and expenses, other than applicable taxes described below, in connection with the exchange offer. See “—Fees and Expenses.”

Expiration Date; Extensions; Amendments

The expiration date is 5:00 p.m., New York City time on             , 2011, unless we, in our sole discretion, extend the exchange offer, in which case, the expiration date will be the latest date and time to which the exchange offer is extended. We may, in our sole discretion, extend the expiration date of the exchange offer or, upon the occurrence of particular events, terminate the exchange offer. The events that would cause us to terminate the exchange offer are set forth under “—Conditions.”

To extend the exchange offer, we must notify the exchange agent by oral or written notice before 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date and make a public announcement of the extension no later than 9:00 a.m., New York City time, on the next business day after the scheduled expiration date.

We reserve the right:

•

to extend the exchange offer or to terminate the exchange offer if any of the conditions set forth below under “—Conditions” are not satisfied by giving oral or written notice of the extension or termination to the exchange agent; or

•	to amend the terms of the exchange offer in any manner consistent with the registration rights agreement.

Any extension, termination or amendment will be followed as promptly as practicable by oral or written notice to the registered holders of the outstanding notes. If we amend the exchange offer in a manner that constitutes a material change, we will promptly disclose the amendment by means of a prospectus supplement that will be distributed to the registered holders of the outstanding notes, and we will extend the exchange offer for a period of at least five business days and up to ten business days, depending on the significance of the amendment and the manner of disclosure to the registered holders of the outstanding notes, if the exchange offer would otherwise expire during that extension period.

Without limiting the manner in which we may choose to make a public announcement of any extension, amendment or termination of the exchange offer, we will have no obligation to publish, advertise or otherwise communicate that public announcement, other than by making a timely release to an appropriate news agency.

When all the conditions to the exchange offer have been satisfied or waived, we will accept, promptly after the expiration date of the exchange offer, all outstanding notes properly tendered and will issue the exchange notes promptly after the expiration date of the exchange offer. See “—Conditions to the Exchange Offer” below. For purposes of the exchange offer, we will be deemed to have accepted properly tendered outstanding notes for exchange when, as and if we will have given oral or written notice of our acceptance to the exchange agent.

In all cases, issuance of the exchange notes for outstanding notes that are accepted for exchange under the exchange offer will be made only after timely receipt by the exchange agent of certificates for those outstanding notes or a timely confirmation of book-entry transfer of the outstanding notes into the exchange agent’s account at DTC, a properly completed and duly executed letter of transmittal, and all other required documents; provided, however, that we reserve the absolute right to waive any defects or irregularities in the tender of outstanding notes or in the satisfaction of conditions of the exchange offer by holders of the outstanding notes. If any tendered outstanding notes are not accepted for any reason set forth in the terms and conditions of the exchange offer, if the holder withdraws any previously tendered outstanding notes, or if outstanding notes are submitted for a greater principal amount of outstanding notes than the holder desires to exchange, then the unaccepted, withdrawn or portion of non-exchanged outstanding notes, as appropriate, will be returned promptly after the expiration or termination of the exchange offer, or, in the case of the outstanding notes tendered by book-entry transfer, those unaccepted, withdrawn or portion of non-exchanged outstanding notes, as appropriate, will be credited to an account maintained with DTC, without expense to the tendering holder.

Conditions to the Exchange Offer

Without regard to other terms of the exchange offer, we will not be required to exchange any exchange notes for any outstanding notes and may terminate the exchange offer before the acceptance of any outstanding notes for exchange and before the expiration of the exchange offer, if:

•

any action or proceeding is instituted or threatened in any court or by or before any governmental agency with respect to the exchange offer that, in our reasonable judgment, might materially impair our ability to proceed with the exchange offer;

•

the Staff of the SEC proposes, adopts or enacts any law, statute, rule or regulation or issues any interpretation of any existing law, statute, rule or regulation that, in our reasonable judgment, might materially impair our ability to proceed with the exchange offer; or

•

any governmental approval or approval by holders of the outstanding notes has not been obtained if we, in our reasonable judgment, deem this approval necessary for the consummation of the exchange offer.

If, in our reasonable judgment, we determine that any of these conditions are not satisfied, we may:

•

refuse to accept any outstanding notes and return all tendered outstanding notes to the tendering holders, or, in the case of outstanding notes tendered by book-entry transfer, credit those outstanding notes to an account maintained with DTC;

•

extend the exchange offer and retain all outstanding notes tendered before the expiration of the exchange offer, subject, however, to the rights of holders who tendered the outstanding notes to withdraw their outstanding notes; or

•

waive unsatisfied conditions with respect to the exchange offer and accept all properly tendered outstanding notes that have not been withdrawn. If the waiver constitutes a material change to the exchange offer, we will promptly disclose the waiver by means of a prospectus supplement that will be distributed to the registered holders of the outstanding notes, and we will extend the exchange offer for a period of up to ten business days, depending on the significance of the waiver and the manner of disclosure of the registered holders of the outstanding notes, if the exchange offer would otherwise expire during this period.

Procedure for Tendering Notes

To tender in the exchange offer, you must complete, sign and date an original or facsimile letter of transmittal, have the signatures guaranteed if required by the letter of transmittal, and mail or otherwise deliver the letter of transmittal to the exchange agent before the expiration date of the exchange offer. You may also tender your outstanding notes by means of DTC’s Automatic Tenders Over the Participant Terminal System, or ATOP, subject to the terms and procedures of that system. If delivery is made through ATOP, you must transmit any agent’s message to the exchange agent account at DTC. The term “agent’s message” means a message, transmitted to DTC and received by the exchange agent and forming a part of a book-entry transfer, that states that DTC has received an express acknowledgement that you agree to be bound by the letter of transmittal and that we may enforce the letter of transmittal against you. In addition:

•	the exchange agent must receive certificates, if any, for the outstanding notes, along with the letter of transmittal;

•	the exchange agent must receive a timely confirmation of the transfer by book-entry of those outstanding notes before the expiration of the exchange offer, if the book-entry procedure is available,

into the exchange agent’s account at DTC, as set forth in the procedure for book-entry transfer described below; or

•	you must comply with the guaranteed delivery procedures described below.

To be tendered effectively, the exchange agent must receive the letter of transmittal and other required documents at the address set forth below under “—Exchange Agent” before the expiration of the exchange offer.

If you tender your outstanding notes and do not withdraw them before the expiration date of the exchange offer, you will be deemed to have an agreement with us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal.

The method of delivery of outstanding notes and the letter of transmittal and all other required documents to the exchange agent is at your risk. Instead of delivery by mail, we recommend that you use an overnight or hand delivery service, properly insured. In all cases, you should allow sufficient time to assure delivery to the exchange agent before the expiration date of the exchange offer. You should not send your letter of transmittal or outstanding notes to us. You may request your respective broker, dealers, commercial banks, trust companies or nominees to effect the above transactions for you.

Any beneficial owner whose outstanding notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender its outstanding notes should contact the registered holder promptly and instruct that registered holder to tender the outstanding notes on the beneficial owner’s behalf. If the beneficial owner wishes to tender its outstanding notes on the owner’s own behalf, that owner must, before completing and executing the letter of transmittal and delivering its outstanding notes, either make appropriate arrangements to register ownership of the outstanding notes in that owner’s name or obtain a properly completed assignment from the registered holder. The transfer of registered ownership of outstanding notes may take considerable time.

Signatures on a letter of transmittal or a notice of withdrawal must be guaranteed by an eligible institution unless the related outstanding notes tendered are tendered:

•	by a registered holder who has not completed the box entitled “Special Payment Instructions: or “Special Delivery Instructions” on the letter of transmittal; or

•	for the account of an eligible institution.

If signatures on a letter of transmittal or a notice of withdrawal are required to be guaranteed, each of the following is deemed an eligible institution:

•	a member firm of a registered national securities exchange or of the Financial Industry Regulatory Authority;

•	a commercial bank;

•	a trust company having an officer or correspondent in the United States; or

•	an eligible guarantor institution as provided by Rule 17Ad-15 of the Exchange Act.

If the letter of transmittal is signed by a person other than the registered holder of any outstanding notes, the outstanding notes must be endorsed or accompanied by a properly completed bond power, signed by the registered holder as his, her or its name appears on the outstanding notes.

If trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity sign the letter of transmittal or any outstanding notes or bond power, those persons should so indicate when signing, and evidence satisfactory to us of their authority to so act must be submitted with the letter of transmittal unless we waive such requirement.

We will determine all questions as to the validity, form, eligibility, including time of receipt, acceptance of tendered outstanding notes, and withdrawal of tendered outstanding notes, in our sole discretion. All of these determinations by us will be final and binding. We reserve the absolute right to reject any and all outstanding notes not properly tendered or any outstanding notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular outstanding notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of outstanding notes must be cured within the time we determine. Although we intend to notify holders of outstanding notes of defects or irregularities with respect to tenders of outstanding notes, neither we, nor the exchange agent, nor any other person will incur any liability for failure to give this notification. Tenders of outstanding notes will not be deemed to have been made until defects or irregularities have been cured or waived. Any outstanding notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the exchange agent to the tendering holders of outstanding notes, unless otherwise provided in the letter of transmittal, promptly following the expiration date of the exchange offer.

In addition, we reserve the right, in our sole discretion, to purchase or make offers for any outstanding notes that remain outstanding subsequent to the expiration date of the exchange offer or, as set forth above under “—Conditions to the Exchange Offer” to terminate the exchange offer and, to the extent permitted by applicable law and the terms of our agreements relating to our outstanding indebtedness, purchase outstanding notes in the open market, in privately negotiated transactions or otherwise. The terms of any purchases or offers could differ from the terms of the exchange offer.

If the holder of outstanding notes is a broker-dealer participating in the exchange offer that will receive exchange notes for its own account in exchange for outstanding notes that were acquired as a result of market-making activities or other trading activities, that broker-dealer will be required to acknowledge in the letter of transmittal that it will deliver a prospectus in connection with any resale of the exchange notes and otherwise agree to comply with the procedures described above under “—Resale of the Exchange Notes”; however, by so acknowledging and delivering a prospectus, that broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

In all cases, issuance of exchange notes under the exchange offer will be made only after timely receipt by the exchange agent of certificates for the outstanding notes or a timely confirmation of book-entry transfer of outstanding notes into the exchange agent’s account at DTC, a properly completed and duly executed letter of transmittal, and all other required documents. If any tendered outstanding notes are not accepted for any reason set forth in the terms and conditions of the exchange offer or if outstanding notes are submitted for a greater principal amount of outstanding notes that the holder of the outstanding notes desires to exchange, the unaccepted or portion of non-exchanged outstanding notes will be returned as promptly as practicable after the expiration or termination of the exchange offer, or, in the case of outstanding notes tendered by book-entry transfer into the exchange agent’s account at DTC pursuant to the book-entry transfer procedures described below, the unaccepted or portion of non-exchanged outstanding notes will be credited to an account maintained with DTC, without expense to the tendering holder of outstanding notes.

Book-Entry Transfer

The exchange agent will make a request to establish an account with respect to the outstanding notes at DTC for the purposes of the exchange offer within two business days after the date of this prospectus, and any financial institution that is a participant in DTC’s system may make book-entry delivery of outstanding notes by causing DTC to transfer the outstanding notes into the exchange agent’s account at DTC in accordance with DTC’s procedures for transfer. However, although delivery of outstanding notes may be effected through book-entry transfer at DTC, the letter of transmittal or facsimile thereof, with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received by the exchange agent at the address set forth below under “—Exchange Agent” on or before the expiration date of the exchange offer, unless the holder either (1) complies with the guaranteed delivery procedures described below or (2) sends an agent’s message through ATOP.

Guaranteed Delivery Procedures

Holders who wish to tender their outstanding notes and (1) whose outstanding notes are not immediately available or (2) who cannot deliver their outstanding notes, the letter of transmittal or any other required documents to the exchange agent prior to the expiration date, may effect a tender if:

•	the tender is made through an eligible institution;

•

before the expiration date of the exchange offer, the exchange agent receives from the eligible institution a properly completed and duly executed notice of guaranteed delivery, by facsimile transmission, mail or hand delivery, setting forth the name and address of the holder, the certificate number(s) of the outstanding notes and the principal amount of outstanding notes tendered and stating that the tender is being made thereby and guaranteeing that, within three New York Stock Exchange trading days after the expiration of the exchange offer, the letter of transmittal, together with the certificate(s) representing the outstanding notes in proper form for transfer or a confirmation of book-entry transfer, as the case may be, and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent; and

•

the exchange agent receives the properly completed and executed letter of transmittal, as well as the certificate(s) representing all tendered outstanding notes in proper form for transfer and other documents required by the letter of transmittal within three New York Stock Exchange trading days after the expiration date of the exchange offer.

Upon request to the exchange agent, a notice of guaranteed delivery will be sent to holders who wish to tender their outstanding notes according to the guaranteed delivery procedures set forth above.

Withdrawal of Tenders

Except as otherwise provided, tenders of outstanding notes may be withdrawn at any time before 5:00 p.m., New York City time, on the expiration date of the exchange offer.

To withdraw a tender of outstanding notes in the exchange offer, a written or facsimile transmission notice of withdrawal must be received by the exchange agent at its address set forth herein prior to 5:00 p.m., New York City time, on the expiration date of the exchange offer. Any notice of withdrawal must:

•	specify the name of the person who deposited the outstanding notes to be withdrawn;

•	identify the outstanding notes to be withdrawn;

•

be signed by the holder in the same manner as the original signature on the letter of transmittal by which the outstanding notes were tendered or be accompanied by documents of transfer sufficient to have the exchange agent register the transfer of the outstanding notes in the name of the person withdrawing the tender; and

•	specify the name in which any outstanding notes are to be registered, if different from the name of the person who deposited the outstanding notes to be withdrawn.

We will determine all questions as to the validity, form and eligibility of the notices, which determinations will be final and binding on all parties. Any outstanding notes withdrawn will be deemed not to have been validly tendered for purposes of the exchange offer, and no exchange notes will be issued with respect to those outstanding notes unless the outstanding notes withdrawn are validly retendered.

Any outstanding notes that have been tendered but that are not accepted for payment will be returned to the holder of those outstanding notes, or in the case of outstanding notes tendered by book-entry transfer, will be credited to an account maintained with DTC, without cost to the holder promptly after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn outstanding notes may be retendered by following one of the procedures described above under “—Procedure for Tendering Notes” at any time prior to the expiration date of the exchange offer.

Termination of Certain Rights

All rights given to holders of outstanding notes under the registration rights agreement will terminate upon the consummation of the exchange offer except with respect to our duty:

•	to use reasonable best efforts to keep the registration statement continuously effective during the 180-day period following the closing of the exchange offer; and

•

to provide copies of the latest version of this prospectus to any broker-dealer that requests copies of this prospectus for use in connection with any resale by that broker-dealer of exchange notes received for its own account pursuant to the exchange offer in exchange for outstanding notes acquired for its own account as a result of market-making or other trading activities, subject to the conditions described above under “—Resale of the Exchange Notes.”

Exchange Agent

The Bank of New York Mellon Trust Company, N.A. has been appointed exchange agent for the exchange offer. Questions and requests for assistance, requests for additional copies of this prospectus or the letter of transmittal, and requests for copies of the notice of guaranteed delivery with respect to the outstanding notes should be addressed to the exchange agent as follows:

By Hand or Overnight Delivery:	By Registered or Certified Mail:
The Bank of New York Mellon Corporation Corporate Trust Operations Reorganization Unit 101 Barclay Street, Lobby Window New York, New York 10286 Attention: Mrs. Carolle Montreuil	The Bank of New York Mellon Corporation Corporate Trust Operations Reorganization Unit 101 Barclay Street, 7E New York, New York 10286 Attention: Mrs. Carolle Montreuil

OR

By Facsimile (for Eligible Institutions only): (212) 298-1915

By Telephone (to confirm receipt of facsimile): (212) 815-5920

Fees and Expenses

We will pay the expenses of soliciting tenders in connection with the exchange offer. The principal solicitation is being made by mail; however, additional solicitation may be made by telecopier, telephone or in person by our officers and regular employees and by officers and regular employees of our affiliates.

We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to broker-dealers or others soliciting acceptances of the exchange offer. We, will however, pay the exchange agent reasonable and customary fees for its services and will reimburse the exchange agent for its reasonable out-of-pocket expenses in connection with the exchange offer.

We estimate that our cash expenses in connection with the exchange offer will be approximately $450,000. These expenses include registration fees, fees and expenses of the exchange agent, accounting and legal fees, and printing costs, among others.

We will pay all transfer taxes, if any, applicable to the exchange of the outstanding notes for exchange notes. The tendering holder of outstanding notes, however, will pay applicable taxes if certificates representing outstanding notes not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of outstanding notes tendered, or:

•	if tendered, the certificates representing outstanding notes are registered in the name of any person other than the person signing the letter of transmittal; or

•	if a transfer tax is imposed for any reason other than the exchange of the outstanding notes in the exchange offer.

If satisfactory evidence of payment of the transfer taxes or exemption from payment of transfer taxes is not submitted with the letter of transmittal, the amount of the transfer taxes will be billed directly to the tendering holder and the exchange notes need not be delivered until the transfer taxes are paid.

Consequences of Failure to Exchange

Participation in the exchange offer is voluntary. Holders of the outstanding notes are urged to consult their financial and tax advisors in making their own decisions on what action to take.

Outstanding notes that are not exchanged for the exchange notes in the exchange offer will not retain any rights under the registration rights agreement and will remain restricted securities for purposes of the federal securities laws. Accordingly, such outstanding notes may not be offered, sold, pledged or otherwise transferred except:

•	to us or any of our subsidiaries;

•

to a “Qualified Institutional Buyer” within the meaning of Rule 144A under the Securities Act purchasing for its own account or for the account of a qualified institutional buyer in a transaction meeting the requirements of Rule 144A;

•	under an exemption from registration under the Securities Act provided by Rule 144, if available;

•	under an exemption from registration under the Securities Act provided by Rule 904, if available; or

•	under an effective registration statement under the Securities Act,

and in each case, in accordance with all other applicable securities laws and the terms of the indenture governing the outstanding notes.

Accounting Treatment

For accounting purposes, we will recognize no gain or loss as a result of the exchange offer. The exchange notes will be recorded at the same carrying value as the outstanding notes, as reflected in our accounting records on the date of the exchange.

DESCRIPTION OF NOTES

The outstanding notes were, and the exchange notes will be, issued under an indenture dated as of February 1, 2011 between us and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”). References to “the notes” include the outstanding notes and the exchange notes. The following description is a summary of the material terms of the indenture and the notes. You should read the indenture and the notes for more details regarding our obligations and your rights with respect to the notes. In this description of the notes, references to “MPC,” “the Company,” “we” or “us” refer only to Marathon Petroleum Corporation and not to any of its subsidiaries.

General

We are offering three series of exchange notes:

•	$750 million aggregate principal amount of notes that will mature on March 1, 2016 and accrue interest at the rate of 3 1/2% per annum;

•	$1,000 million aggregate principal amount of notes that will mature on March 1, 2021 and accrue interest at the rate of 5 1/8% per annum; and

•	$1,250 million aggregate principal amount of notes will mature on March 1, 2041 and accrue interest at the rate of 6 1/2% per annum.

Interest on each series of notes will be payable semi-annually on March 1 and September 1 of each year, beginning on March 1, 2012, to the persons in whose names the notes are registered at the close of business on February 15 and August 15, respectively, preceding the interest payment date. Interest on each series of notes will be paid on the basis of a 360-day year consisting of twelve 30-day months.

The exchange notes will be issued in fully registered form only in denominations of $2,000 and integral multiples of $1,000.

We may, without the consent of the holders, increase the principal amounts of any series of notes in the future, on the same terms and conditions and with the same CUSIP numbers as the applicable series of notes being offered by this prospectus. We will not issue any such additional notes unless the additional notes are fungible with the applicable series of notes being offered hereby for U.S. federal income tax purposes. The notes of each series and any additional notes subsequently issued under the indenture, together with any exchange notes issued in accordance with the registration rights agreement, will be treated as a single series or class for all purposes under the indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase.

The indenture does not limit the amount of debt that we may issue under the indenture, nor the amount of other unsecured debt or securities that we or any of our respective subsidiaries may issue. We may issue debt securities under the indenture from time to time in one or more series, each in an amount authorized prior to issuance. Other than the restrictions contained in the indenture on liens and sale/leaseback transactions described below under “—Certain Covenants,” the indenture does not contain any covenants or other provisions designed to protect holders of the debt securities in the event we participate in a highly leveraged transaction. In addition, the indenture does not limit our ability to guarantee any indebtedness of our subsidiaries or any other person.

No Guarantees of Exchange Notes

The exchange notes are not guaranteed. Prior to completion of the spin-off, each series of outstanding notes was guaranteed on a senior unsecured basis by Marathon Oil. Upon completion of the spin-off as of June 30, 2011, each Marathon Oil guarantee was automatically and unconditionally released and discharged in accordance with its terms, and the Trustee and the holders of the outstanding notes were deemed to have consented to such release without any action on the part of the trustee or any holder of the notes. Neither Marathon Oil nor any current or previous affiliate or subsidiary of Marathon Oil or MPC is providing a guaranty of any series of the exchange notes.

Optional Redemption

Except as otherwise described below, the notes of each series will be redeemable in whole at any time or in part from time to time, at our option, prior to the maturity date, in the case of the 2016 notes and the 2021 notes, and prior to September 1, 2040 (six months prior to their maturity date), in the case of the 2041 notes, at a redemption price equal to the greater of:

•	100% of the principal amount of the notes of that series to be redeemed; or

•

the sum of the present values of the remaining scheduled payments of principal and interest on the notes to be redeemed (exclusive of interest accrued to the date of redemption) discounted to the date of redemption on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the then current Treasury Rate plus 25 basis points for the 2016 notes, 30 basis points for the 2021 notes and 35 basis points for the 2041 notes.

If the 2041 notes are redeemed on or after September 1, 2040 (six months prior to their maturity date), we will pay a redemption price equal to 100% of the principal amount of the notes redeemed.

In each case, we will pay accrued and unpaid interest on the principal amount being redeemed to the date of redemption.

For purposes of the foregoing discussion of optional redemption, the following definitions are applicable:

“Business Day” means any calendar day that is not a Saturday, Sunday or legal holiday in New York, New York or Findlay, Ohio and on which commercial banks are open for business in New York, New York and Findlay, Ohio.

“Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term (“Remaining Life”) of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such notes.

“Comparable Treasury Price” means, with respect to any redemption date, (1) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest Reference Treasury Dealer Quotations, or (2) if the Trustee obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

“Independent Investment Banker” means one of the Reference Treasury Dealers that we appoint to act as the Independent Investment Banker from time to time.

“Reference Treasury Dealer” means each of Morgan Stanley & Co. Incorporated, J.P. Morgan Securities LLC, and two additional dealers in U.S. Government securities selected by us (each a “Primary Treasury Dealer”) and their respective successors which we specify from time to time; provided, however, that if any of them ceases to be a Primary Treasury Dealer, we will substitute therefor another Primary Treasury Dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third Business Day preceding such redemption date.

“Treasury Rate” means, with respect to any redemption date, the rate per year equal to: (1) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue; provided that, if no maturity is within three months before or after the Remaining Life of the notes to be redeemed, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined and the Treasury Rate shall be interpolated or extrapolated from those yields on a straight-line basis, rounding to the nearest month; or (2) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per year equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date. The Treasury Rate shall be calculated on the third Business Day preceding the redemption date.

Notice of redemption will be mailed at least 30 but not more than 60 days before the redemption date to each holder of record of the notes to be redeemed at its registered address. The notice of redemption for the notes will state, among other things, the series and amount of notes to be redeemed, the redemption date, the redemption price and the place or places that payment will be made upon presentation and surrender of notes to be redeemed. Unless we default in the payment of the redemption price, interest will cease to accrue on any notes that have been called for redemption at the redemption date. If fewer than all of the notes of a series are to be redeemed at any time, the Trustee will select, not more than 45 days prior to the redemption date, the particular notes or portions thereof for redemption from the outstanding notes not previously called by such method as the Trustee deems fair and appropriate.

Repurchase at the Option of Holders on Certain Changes of Control

If a Change of Control Repurchase Event (as defined below) with respect to a series of notes occurs after the spin-off, unless we have exercised our right to redeem the notes of such series as described above, we will make an offer to each holder of notes of such series to repurchase all or any part (equal to $1,000 or an integral multiple of $1,000 in excess thereof) of that holder’s notes of such series at a repurchase price in cash equal to 101% of the aggregate principal amount of notes repurchased plus any accrued and unpaid interest on the notes repurchased to the date of purchase. Within 30 days following any Change of Control Repurchase Event or, at our option, prior to any Change of Control (as defined below), but after the public announcement of the transaction or event that constitutes or may constitute the Change of Control, we will mail a notice to each holder to which we are required to make a repurchase offer as described above, with a copy to the Trustee, describing the transaction or event that constitutes or may constitute the Change of Control Repurchase Event and offering to repurchase the notes of the applicable series on the payment date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed. The notice may, if mailed prior to the date of consummation of the Change of Control, state that the offer to purchase is conditioned on the Change of Control Repurchase Event occurring on or prior to the payment date specified in the notice.

We will be required to comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder, to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control Repurchase Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control Repurchase Event provisions of the notes, we will be required to comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control Repurchase Event provisions of the notes by virtue of any such conflict.

On the Change of Control Repurchase Event payment date, we will be required, to the extent lawful, to:

•

accept for payment all notes or portions of notes (in a minimum principal amount of $1,000 and integral multiples of $1,000 in excess thereof) properly tendered and not withdrawn pursuant to our offer;

•	deposit with the paying agent an amount equal to the aggregate purchase price in respect of all notes or portions of notes properly tendered and not withdrawn; and

•

deliver or cause to be delivered to the Trustee the notes properly accepted, together with an officers’ certificate stating the aggregate principal amount of notes or portions of notes being purchased by us.

The paying agent will promptly mail to each holder of notes properly tendered and not withdrawn the purchase price for such notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book-entry) to each holder a new note equal in principal amount to any unpurchased portion of any such notes surrendered; provided, that each new note will be in a minimum principal amount of $2,000 or an integral multiple of $1,000 in excess thereof.

We will not be required to make an offer to repurchase the notes upon a Change of Control Repurchase Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by us and such third party purchases all notes properly tendered and not withdrawn under its offer.

We could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control, but that could increase the amount of indebtedness outstanding at such time or otherwise materially adversely affect our capital structure or credit ratings.

The Change of Control purchase feature of the notes may, in certain circumstances, make more difficult or discourage a takeover of us and, thus, the removal of incumbent management. The Change of Control purchase feature, however, is not the result of management’s knowledge of any specific effort to accumulate shares of our common stock or to obtain control of us by means of a merger, tender offer, solicitation or otherwise, or part of a plan by management to adopt a series of anti-takeover provisions.

Definitions

“Below Investment Grade Rating Event” means, with respect to each series of the notes, the rating on the notes is lowered by each of the Rating Agencies, and the notes are rated below Investment Grade by each of the Rating Agencies, within 60 days from the earlier of (1) the date of the public notice of an arrangement that could result in a Change of Control or (2) the occurrence of a Change of Control (which period shall be extended so long as the rating of the notes is under publicly announced consideration for possible downgrade by any of the Rating Agencies).

“Change of Control” means the occurrence of any of the following after consummation of the spin-off:

(1)	the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of our assets and those of our subsidiaries, taken as a whole, to any “person” or “group” (as those terms are used for purposes of Section 13(d)(3) of the Exchange Act), other than us or one or more of our subsidiaries;

(2)	the consummation of any transaction or series of related transactions (including, without limitation, any merger or consolidation) the result of which is that any “person” or “group” (as those terms are used for purposes of Section 13(d)(3) of the Exchange Act), other than us or one of our wholly owned subsidiaries, becomes the beneficial owner, directly or indirectly, of more than 50% of the then outstanding number of shares of our Voting Stock, measured by voting power rather than number of shares;

(3)

we consolidate with, or merge with or into, any person, or any person consolidates with, or merges with or into, us, in any such event pursuant to a transaction in which any of our outstanding Voting Stock or the Voting Stock of such other person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of our Voting Stock outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the Voting Stock of the surviving person or any direct or indirect parent company of the surviving person, measured by voting power rather than number of shares, immediately after giving effect to such transaction;

(4)	the first day on which a majority of the members of our Board of Directors are not Continuing Directors; or

(5)	the adoption by us of a plan providing for our liquidation or dissolution.

Notwithstanding the foregoing, a transaction will not be considered to be a Change of Control under clause (2) above if (a) we become a direct or indirect wholly owned subsidiary of a holding company and (b) (y) immediately following that transaction, the direct or indirect holders of the Voting Stock of the holding company are substantially the same as the holders of our Voting Stock immediately prior to that transaction or (z) immediately following that transaction, no person (as that term is used in Section 13(d)(3) of the Exchange Act), other than a holding company satisfying the requirements of this sentence, is the beneficial owner, directly or indirectly, of more than 50% of the Voting Stock of the holding company.

The indenture defines “substantially all of our assets” as a portion of the non-current assets reflected in MPC’s consolidated balance sheet as of the end of the most recent quarterly period that represents at least 66 2/3% of the total reported value of such assets.

“Change of Control Repurchase Event” means the occurrence of both a Change of Control and a Below Investment Grade Rating Event.

“Continuing Directors” means, as of any date of determination, any member of our Board of Directors who (1) was a member of such Board of Directors on the date of the consummation of the spin-off; or (2) was nominated for election, elected or appointed to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination, election or appointment (either by a specific vote or by approval of our proxy statement in which such member was named as a nominee for election as a director).

Under a recent Delaware Chancery Court interpretation of the foregoing definition of “Continuing Directors,” our Board of Directors could approve, for purposes of such definition, a slate of stockholder-nominated directors without endorsing them, or while simultaneously recommending and endorsing its own slate instead. Accordingly, under such interpretation, our Board of Directors could approve a slate of directors that includes a majority of dissident directors nominated pursuant to a proxy contest, and the ultimate election of such dissident slate would not constitute a “Change of Control Repurchase Event” that would trigger a holder’s right to require us to repurchase the holder’s notes as described above.

“Fitch” means Fitch Ratings Ltd. and its successors.

“Investment Grade” means a rating of BBB- or better by Fitch (or its equivalent under any successor rating categories of Fitch), Baa3 or better by Moody’s (or its equivalent under any successor rating categories of Moody’s) and a rating of BBB- or better by S&P (or its equivalent under any successor rating categories of S&P) or the equivalent investment grade credit rating from any additional Rating Agency or Rating Agencies selected by us.

“Moody’s” means Moody’s Investors Services Inc. and its successors.

“Rating Agency” means (1) each of Fitch, Moody’s and S&P; and (2) if any of Fitch, Moody’s or S&P ceases to rate the notes or fails to make a rating of the notes publicly available for reasons outside of our control, a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) of the Exchange Act, selected by us as a replacement agency for Fitch, Moody’s or S&P, or all of them, as the case may be.

“S&P” means Standard & Poor’s Ratings Services, a division of McGraw-Hill, Inc., and its successors.

“Voting Stock” means, with respect to any person as of any date, capital stock of any class or kind the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such person, even if the right so to vote has been suspended by the happening of such a contingency.

Open Market Purchases

MPC or any of its affiliates may at any time and from time to time purchase notes in the open market or otherwise.

Sinking Fund

There is no provision for a sinking fund for any of the notes.

Ranking

The notes will be unsecured and unsubordinated obligations of MPC and will rank equally with all its other existing and future unsecured and unsubordinated indebtedness, including under the revolving credit facility we entered into in connection with the spin-off.

MPC is a recently formed corporation. We derive substantially all of our operating income from, and hold substantially all of our assets through, our subsidiaries. We depend on distributions of cash flow and earnings from our subsidiaries in order to meet our payment obligations under the notes and our other debt obligations. These subsidiaries are separate and distinct legal entities and will have no obligation to pay any amounts due on our debt securities, including the notes, or to provide us with funds for our payment obligations, whether by dividends, distributions, loans or otherwise. As a result, the notes will be structurally subordinated to the liabilities of our subsidiaries, including trade payables. In addition, provisions of applicable law, such as those limiting the legal sources of dividends, could limit the ability of our subsidiaries to make payments or other distributions to us and our subsidiaries could agree to contractual restrictions on their ability to make distributions. As of June 30, 2011, our consolidated subsidiaries had approximately $283 million of indebtedness. Our consolidated indebtedness, as of June 30, 2011 was $3.274 billion. In addition, effective upon the consummation of the spin-off on June 30, 2011, we entered into a revolving credit facility with a borrowing capacity of up to $2.0 billion.

Certain Covenants

Creation of Certain Liens

If MPC or any subsidiary of MPC mortgages or encumbers as security for money borrowed any crude oil refinery which (1) is located in the United States and (2) is determined to be a principal property by MPC’s board of directors in its discretion, MPC will, or will cause such subsidiary to, secure each series of notes and all other debt securities issued under the indenture equally and ratably with all obligations secured by the mortgage then being given. This covenant will not apply in the case of any mortgage:

•	existing on the date of the indenture;

•	incurred in connection with the acquisition or construction of any property;

•	previously existing on acquired property or existing on the property of any entity when it becomes a subsidiary of ours;

•	in favor of the United States, any state, or any agency, department, political subdivision or other instrumentality of either, to secure payments to us under the provisions of any contract or statute;

•

in favor of the United States, any state, or any agency, department, political subdivision or other instrumentality of either, to secure borrowings for the purchase or construction of the property mortgaged;

•	to secure the cost of the repair, construction, improvement or alteration of all or part of a principal property;

•	on various facilities, equipment and personal property located at or on a principal property;

•	arising in connection with the sale of accounts receivable resulting from the sale of refined products or inventory; or

•	that is a renewal of or substitution for any mortgage permitted under any of the provisions described in the preceding clauses.

In addition, MPC may, and may permit its subsidiaries to, grant mortgages or incur liens on property covered by the restriction described above as long as the net book value of the property so encumbered, together with all property subject to the restriction on sale and leaseback transactions described below, does not, at the time such mortgage or lien is granted, exceed 15% of our “Consolidated Net Tangible Assets,” which the indenture defines to mean the aggregate value of all assets of MPC and its subsidiaries after deducting:

•	all current liabilities, excluding all long-term debt due within one year;

•	all investments in unconsolidated subsidiaries and all investments accounted for on the equity basis; and

•	all goodwill, patents and trademarks, unamortized debt discount and other similar intangibles;

all determined in conformity with generally accepted accounting principles and calculated on a basis consistent with our most recent audited consolidated financial statements.

Limitations on Certain Sale and Leaseback Transactions

MPC and its subsidiaries are generally prohibited from selling and leasing back the principal properties described above under “—Creation of Certain Liens.” However, this covenant will not apply if:

•	the lease is an intercompany lease between MPC and one of its subsidiaries or between any of its subsidiaries;

•	the lease is for a temporary period by the end of which it is intended that the use of the leased property will be discontinued;

•

MPC or a subsidiary of MPC could mortgage the property without equally and ratably securing the notes and other series of debt securities issued under the indenture under the covenant described above under the caption “—Creation of Certain Liens”; or

•

MPC promptly informs the Trustee of the sale, the net proceeds of the sale are at least equal to the fair value of the property and within 180 days of the sale the net proceeds are applied to the retirement or in-substance defeasance of our funded debt (subject to reduction, under circumstances the indenture specifies).

As of the date of this prospectus, neither MPC nor any subsidiary of MPC has any property that MPC’s board of directors has determined to be a principal property.

Merger, Consolidation and Sale of Assets

The indenture provides that MPC may not merge or consolidate with any other entity or sell or convey all or substantially all its assets except as follows:

•

MPC is the continuing corporation or the successor entity (if other than MPC) is a corporation or other entity organized under the laws of the United States or any state thereof that expressly assumes the obligations of MPC under the indenture and the outstanding notes; and

•	immediately after the merger, consolidation, sale or conveyance, no event of default under the indenture shall have occurred and be continuing.

On the assumption by the successor of the obligations under the indenture, the successor will be substituted for MPC, and MPC will be relieved of any further obligation under the indenture and the notes.

The indenture defines “substantially all of its assets” as a portion of the non-current assets reflected in MPC’s consolidated balance sheet as of the end of the most recent quarterly period that represents at least 66 2/3% of the total reported value of such assets.

Events of Default

The indenture defines an event of default with respect to any series of notes as being:

(1)	MPC’s failure to pay interest on that series of notes when due, continuing for 30 days;

(2)	MPC’s failure to pay the principal of or premium on that series of notes when due and payable;

(3)	MPC’s failure to perform under any other covenant or warranty applicable to that series of notes and not specifically dealt with in the definition of “event of default” for a period of 90 days after written notice to MPC of that failure as provided in the indenture;

(4)	specified events of bankruptcy, insolvency or reorganization of MPC.

The Trustee is required to give holders of the particular series of notes written notice of a default with respect to that series as provided by the Trust Indenture Act. In the case of any default of the character described above in clause (3) of the immediately preceding paragraph, no such notice to holders must be given until at least 60 days after the occurrence of that default.

MPC is required annually to deliver to the Trustee a certificate stating whether or not the signers have any knowledge of any default by MPC in its performance and observance of any terms, provisions and conditions of the indenture.

In case an event of default (other than an event of default involving an event of bankruptcy, insolvency or reorganization of MPC) shall occur and be continuing with respect to any series of notes, the Trustee or the holders of not less than 25% in principal amount of the particular series of notes then outstanding may declare the principal amount of such series of notes to be due and payable. If an event of default relating to any event of bankruptcy, insolvency or reorganization of MPC occurs, the principal of all the notes then outstanding will become immediately due and payable without any action on the part of the Trustee or any holder. The holders of a majority in principal amount of the outstanding series of notes affected by the default may in some cases rescind this accelerated payment requirement. Depending on the terms of our other indebtedness, an event of default may give rise to cross defaults on our other indebtedness.

Any past default with respect to a series of notes may be waived on behalf of all holders of that series of notes by at least a majority in principal amount of the holders of the outstanding notes of that series, except a default:

•	in the payment of principal of or any premium or interest on that series of notes; or

•	respecting a covenant or provision that cannot be modified without the consent of the holder of each outstanding notes of that series.

Any default that is so waived will cease to exist and any event of default arising from that default will be deemed to be cured for every purpose under the indenture, but no such waiver will extend to any subsequent or other default or impair any right arising from a subsequent or other default. In addition, once a default or event of default is cured, it ceases to exist.

A holder of a series of notes will be able to pursue any remedy under the indenture only if:

•	the holder has given prior written notice to the Trustee of a continuing event of default with respect to that series of notes;

•	the holders of at least 25% in principal amount of the outstanding notes of that series have made a written request to the Trustee to institute proceedings with respect to the event of default;

•	the holders making the request have offered the Trustee reasonable indemnity against costs, expenses and liabilities to be incurred in compliance with the request;

•	the Trustee for 60 days after its receipt of the notice, request and offer of indemnity has failed to institute any such proceeding; and

•	during that 60-day period, the holders of a majority in principal amount of that series of notes do not give the Trustee a direction inconsistent with the request.

Holders of notes, however, are entitled at any time to bring a lawsuit for the payment of principal and interest due on their notes on or after its due date. It is intended that rights provided for holders of a series of notes under the indenture are for the equal and ratable benefit of all holders of such series.

Modification of the Indenture

MPC and the Trustee may modify the indenture without the consent of the holders of the notes for one or more of the following purposes:

(1)	to evidence the succession of another person to MPC;

(2)	to add to covenants for the benefit of the holders of notes or to surrender any right or power conferred on MPC by the indenture;

(3)	to add additional events of default for the benefit of holders of all or any series of notes;

(4)	to add or change provisions of the indenture to allow the issuance of debt securities in other forms;

(5)	to add to, change or eliminate any of the provisions of the indenture respecting one or more series of notes under conditions the indenture specifies;

(6)	to secure the notes under the requirements of the indenture or to otherwise provide any security for, or add any guarantees of or additional obligors on the notes of any series;

(7)	to supplement the indenture as necessary to permit or facilitate the defeasance and discharge of a particular series of notes under conditions the indenture specifies;

(8)	to evidence the appointment of a successor trustee; or

(9)	to cure any ambiguity or to correct or supplement any provision of the indenture that may be defective or inconsistent with any other provision in the indenture, or to make any other provisions with respect to matters or questions arising under the indenture as shall not adversely affect the interests of the holders of a particular series of notes in any material respect.

MPC and the Trustee may otherwise modify the indenture or any supplemental indenture with the consent of the holders of not less than a majority in aggregate principal amount of each series of notes affected. However, without the consent of the holder of each outstanding Note affected, no modification may:

•	change the fixed maturity or reduce the principal amount, reduce the rate or extend the time of payment of any premium or interest thereon, or change the currency in which the notes are payable; or

•	reduce the percentage of notes required for consent to any such modification or supplemental indenture.

Defeasance

Under certain circumstances, we will be deemed to have discharged the entire indebtedness on all of an outstanding series of notes by defeasance.

The indenture will be satisfied and discharged with respect to a particular series of notes if:

•	MPC delivers to the Trustee all of such series of notes then outstanding for cancellation; or

•

all of such series of notes have become due and payable or are to become due and payable within one year or are to be called for redemption within one year and MPC deposits an amount of cash or government obligations sufficient to pay the principal of and premium, if any, and interest on those notes to the date of maturity or redemption.

In addition to the right of discharge described above, we may deposit with the Trustee funds or government securities sufficient to make payments on a particular series of notes on the dates those payments are due and payable, then, at our option, either of the following will occur:

•	we will be discharged from our obligations with respect to the notes of that series (“legal defeasance”); or

•

we will no longer have any obligation to comply with the restrictive covenants under the indenture, and the related events of default will no longer apply to us, but some of our other obligations under the indenture and the notes of that series, including our obligation to make payments on those notes, will survive (“covenant defeasance”).

If we defease a series of notes, the holders of the notes of the series affected will not be entitled to the benefits of the indenture, except for our obligations to:

•	register the transfer or exchange of notes;

•	replace mutilated, destroyed, lost or stolen notes; and

•	maintain paying agencies and hold moneys for payment in trust.

As a condition to either legal defeasance or covenant defeasance, we must deliver to the Trustee an opinion of counsel that the holders of the particular series of notes will not recognize gain or loss for federal income tax purposes as a result of the action. In the case of legal defeasance, that opinion of counsel must be based upon a ruling from the U.S. Internal Revenue Service or a change in law to that effect.

Governing Law

New York law will govern the indenture and the notes.

The Trustee

The Bank of New York Mellon Trust Company, N.A. is the Trustee under the indenture. The Bank of New York Mellon Trust Company, N.A. and its affiliates perform certain commercial banking services for some of our affiliates for which they receive customary fees.

If an event of default occurs and is continuing, the Trustee must use the degree of care and skill of a prudent person in the conduct of his own affairs. The Trustee will become obligated to exercise any of its powers under the indenture at the request of any of the holders of any notes only after those holders have offered the Trustee indemnity reasonably satisfactory to it.

The indenture limits the right of the Trustee, if it is one of our creditors, to obtain payment of claims or to realize on certain property received for any such claim, as security or otherwise. The Trustee may engage in other transactions with us. If it acquires any conflicting interest, however, it must eliminate that conflict or resign within 90 days after ascertaining that it has a conflicting interest and after the occurrence of a default under the indenture, unless the default has been cured, waived or otherwise eliminated within the 90-day period.

Payment and Paying Agents

We will make payments on the notes in U.S. dollars at the office of the Trustee or any paying agent we designate. At our option, we may make payments by check mailed to the holder’s registered address or, with respect to Global Notes, by wire transfer. We will make interest payments to the person in whose name the Note is registered at the close of business on the record date for the interest payment.

We have designated the Trustee as our paying agent for payments on notes. We may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts.

Subject to the requirements of any applicable abandoned property laws, the Trustee and paying agent will repay to us on our written request any funds they hold for payments on the debt securities that remain unclaimed for two years after the date upon which that payment has become due. After repayment to us, holders entitled to those funds must look only to us for payment.

Additional Information

Anyone who receives this prospectus may obtain a copy of the indenture and registration rights agreement without charge by writing to Marathon Petroleum Corporation, 539 South Main Street, Findlay, Ohio 45840-3229, Attn: Chief Financial Officer.

Exchange, Registration and Transfer

Notes of any series will be exchangeable for other notes of the same series with the same total principal amount and the same terms but in different authorized denominations in accordance with the indenture. Holders may present registered notes for registration of transfer at the office of the security registrar or any transfer agent we designate. The security registrar or transfer agent will effect the transfer or exchange when it is satisfied with the documents of title and identity of the person making the request.

We will appoint the Trustee as security registrar for the notes. We may at any time designate additional transfer agents for any series of notes or rescind the designation of any transfer agent or approve a change in the location through which any transfer agent acts. We will be required to maintain an office or agency for transfers and exchanges in each place of payment. No service charge will be made for any registration of transfer or exchange of those securities. We or the Trustee may, however, require the payment of any tax or other governmental charge payable for that registration.

In the case of any redemption, neither the security registrar nor the transfer agent will be required to register the transfer of or exchange of any Note:

•	during a period beginning 15 business days before the day of mailing of the relevant notice of redemption and ending on the close of business on that day of mailing; or

•	if we have called the Note for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part.

Book-Entry System

The exchange notes initially will be, and the outstanding notes are, represented by one or more permanent global notes (collectively, the “Global Notes”) in registered form without interest coupons. Each of the Global Notes will be deposited upon issuance with the Trustee as custodian for DTC, in New York, New York, and registered in the name of DTC’s nominee, Cede & Co., in each case for credit to an account of a direct or indirect participant in DTC as described below.

Except as described below, the Global Notes may be transferred, in whole but not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for notes in registered certificated form, which we refer to in this prospectus as Certificated Notes, except in the limited circumstances described below. See “—Exchange of Global Notes for Certificated Notes.” Except in the limited circumstances described below, owners of beneficial interests in the Global Notes will not be entitled to receive physical delivery of Certificated Notes.

Transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants including, if applicable, those of Euroclear System (“Euroclear”) or Clearstream Banking, S.A. (“Clearstream”), as indirect participants in DTC, which may change from time to time.

Depository Procedures

The following description of the operations and procedures of DTC, Clearstream and Euroclear are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. We take no responsibility for these operations and procedures and urge investors to contact the system or their participants directly to discuss these matters.

DTC has advised us and the initial purchasers as follows:

•

DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

•

DTC holds securities that its participants deposit with DTC and facilitates the settlement among direct participants of securities transactions, such as transfers and pledges, in deposited securities, through electronic computerized book-entry changes in direct participants’ accounts, thereby eliminating the need for physical movement of securities certificates.

•	Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations.

•

DTC is a wholly owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries.

•

Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly.

•	The rules applicable to DTC and its direct and indirect participants are on file with the SEC.

We expect that, pursuant to procedures established by DTC:

•	upon deposit of the Global Notes, DTC will credit the accounts of participants designated by the initial purchasers with portions of the principal amount of the Global Notes; and

•

ownership of these interests in the Global Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the participants) or by the participants and the indirect participants (with respect to other owners of beneficial interests in the Global Notes).

Investors in the Global Notes who are participants in DTC’s system may hold their interests therein directly through DTC. Investors in the Global Notes who are not participants may hold their interests therein indirectly through organizations (including Euroclear and Clearstream) which are participants in such system. Euroclear and Clearstream may hold interests in the Global Notes on behalf of their participants through customers’ securities accounts in their respective names on the books of their respective depositories. All interests in a Global Note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems.

The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such persons will be limited to that extent. Because DTC can act only on behalf of participants, which in turn act on behalf of indirect participants, the ability of a person having beneficial interests in a Global Note to pledge such interests to persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Except as described below, owners of an interest in the Global Notes will not have notes registered in their names, will not receive physical delivery of Certificated Notes and will not be considered the registered owners or “holders” thereof under the indenture for any purpose.

Payments in respect of the principal of, premium, if any, and interest on a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the indenture. Under the terms of the indenture, we and the Trustee will treat the persons in whose names the Notes, including the Global Notes, are registered as the owners of the Notes for the purpose of receiving payments and for all other purposes. Consequently, neither we, the Trustee nor any agent of ours or the Trustee has or will have any responsibility or liability for:

(1)	any aspect of DTC’s records or any participant’s or indirect participant’s records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any of DTC’s records or any participant’s or indirect participant’s records relating to the beneficial ownership interests in the Global Notes; or

(2)	any other matter relating to the actions and practices of DTC or any of its participants or indirect participants.

We expect that, under DTC’s current practice, at the due date of any payment in respect of securities such as the notes, DTC will credit the accounts of the relevant participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the Notes as shown on the records of DTC. Payments by the participants and the indirect participants to the beneficial owners of Notes will be governed by standing instructions and customary practices and will be the responsibility of the participants or the indirect participants and will not be the responsibility of DTC, the Trustee or us. Neither we nor the Trustee will be liable for any delay by DTC or any of its participants in identifying the beneficial owners of the Notes, and we and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Subject to the transfer restrictions set forth under “Transfer Restrictions,” transfers between participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.

Subject to compliance with the transfer restrictions applicable to the notes described herein, cross-market transfers between the participants in DTC, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by its depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

DTC has advised us that it will take any action permitted to be taken by a holder of notes only at the direction of one or more participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the notes as to which such participant or participants has or have given such direction.

Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. None of us, the Trustee or any of our or its respective agents will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Same-Day Settlement and Payment

We will make payments in respect of the notes represented by the Global Notes (including principal, premium, if any, and interest) by wire transfer of immediately available funds to the account specified by the depositary. Any permitted secondary market trading activity in the notes will be required by DTC to be settled in immediately available funds. We expect that secondary trading in any Certificated Notes will also be settled in immediately available funds.

Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a Global Note from a participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. DTC has advised us that cash received in Euroclear or Clearstream as a result of sales of interests in a Global Note by or through a Euroclear or Clearstream participant to a participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.

If the principal of or any premium or interest on the notes is payable on a day that is not a Business Day, the payment will be made on the following Business Day without the accrual of any interest on that payment.

Subject to the requirements of any applicable abandoned property laws, the Trustee and paying agent will pay to us upon written request any money held by them for payments on the notes that remains unclaimed for two years after the date upon which that payment has become due. After payment to us, holders entitled to the money must look to us for payment. In that case, all liability of the Trustee or paying agent with respect to that money will cease.

Exchange of Global Notes for Certificated Notes

We will issue Certificated Notes upon surrender by DTC of the Global Notes if:

(1) DTC (a) notifies us that it is unwilling or unable to continue as depositary for the Global Notes or (b) has ceased to be a clearing agency registered under the Exchange Act and in either event we fail to appoint a successor depositary within 90 days;

(2) there has occurred and is continuing an event of default and DTC notifies the Trustee of its decision to exchange the Global Note for Certificated Notes; or

(3) we determine not to have the notes represented by a Global Note.

In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of DTC (in accordance with its customary procedures) and will bear the restrictive legend referred to in “Transfer Restrictions,” unless that legend is not required by the indenture or applicable law.

Neither we nor the Trustee will be liable for any delay by DTC or its nominee in identifying the holders of beneficial interests in the Global Notes, and each such person may conclusively rely on, and will be protected in relying on, instructions from DTC for all purposes (including with respect to the registration and delivery, and the respective principal amounts, of the Certificated Notes to be issued).

U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE EXCHANGE OFFER

Because the exchange notes will not differ materially in kind or extent from the outstanding notes, your exchange of outstanding notes for exchange notes will not constitute a taxable disposition of the outstanding notes for United States federal income tax purposes. As a result, you will not recognize income, gain or loss on your exchange of outstanding notes for exchange notes, your holding period for the exchange notes will generally include your holding period for outstanding notes, your adjusted tax basis in the exchange notes will generally be the same as your adjusted tax basis in your outstanding notes and all of the United States federal income tax consequences associated with owning the outstanding notes should continue to apply to the exchange notes.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of the material U.S. federal income and estate tax considerations relating to the acquisition, ownership and disposition of the exchange notes. It is not a complete analysis of all the potential tax considerations relating to the exchange notes. This summary is based upon the provisions of the Code, Treasury Regulations promulgated under the Code, and currently effective administrative rulings and judicial decisions, all relating to the United States federal income tax treatment of debt instruments as of the date hereof. These authorities may be changed, perhaps with retroactive effect, so as to result in United States federal income tax consequences different from those set forth below.

This summary assumes that you purchased your outstanding notes upon their initial issuance at their issue price (within the meaning of Section 1273 of the Code) and that you held your outstanding notes, and you will hold your exchange notes, as capital assets (within the meaning of Section 1221 of the Code) for United States federal income tax purposes. This summary does not address the tax considerations arising under the gift or estate tax laws (other than as discussed below) or the laws of any foreign, state or local jurisdiction. In addition, this discussion does not address all tax considerations that may be applicable to holders’ particular circumstances or to holders that may be subject to special tax rules, such as, for example:

•	holders subject to the alternative minimum tax;

•	banks, insurance companies, and other financial institutions;

•	real estate investment trusts and regulated investment companies;

•	tax-exempt organizations;

•	dealers in securities or commodities;

•	expatriates;

•	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

•	U.S. Holders (as defined below) whose functional currency is not the United States dollar;

•	persons that will hold the exchange notes as a position in a hedging transaction, straddle, conversion transaction or other risk reduction transaction;

•	persons deemed to sell the exchange notes under the constructive sale provisions of the Code; or

•	partnerships and other pass-through entities.

If a partnership holds notes, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership that will hold exchange notes, you should consult your tax advisor regarding the tax consequences of holding the exchange notes to you.

You are urged to consult your tax advisor with respect to the application of United States federal income tax laws to your particular situation as well as any tax consequences arising under the United States federal estate or gift tax rules or under the laws of any state, local, foreign or other taxing jurisdiction or under any applicable tax treaty. This summary of certain U.S. federal income tax considerations is for general information only and is not tax advice. This summary is not binding on the IRS. We have not sought, and will not seek, any ruling from the IRS with respect to the statements made in this summary, and there can be no assurance that the IRS will not take a position contrary to these statements or that a contrary position taken by the IRS would not be sustained by a court.

Consequences of Holding the Exchange Notes to U.S. Holders

The following is a summary of the general United States federal income tax consequences that will apply to you if you are a “U.S. Holder” of the exchange notes. Certain consequences to “Non-U.S. Holders” of the exchange notes are described under “—Consequences of Holding the Exchange Notes to Non-U.S. Holders,” below. “U.S. Holder” means a beneficial owner of a note that is, for United States federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•

a corporation (or other entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States or any political subdivision of the United States;

•	an estate the income of which is subject to United States federal income taxation regardless of its source; or

•

a trust that (1) is subject to the supervision of a court within the United States and the control of one or more U.S. persons or (2) has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

Payments of Interest

Interest paid on the exchange notes will generally be taxable to you as ordinary interest income at the time it accrues or is received in accordance with your method of accounting for United States federal income tax purposes.

Constant Yield Election

A U.S. Holder may elect to include in gross income its entire return on an exchange note (i.e., in general, the excess of all payments to be received on the note over the amount paid for the note by such U.S. Holder) in accordance with a constant yield method based on the compounding of interest. The constant yield election described in this paragraph can be revoked only with the consent of the IRS. U.S. Holders should consult their own tax advisors regarding the making of this election.

Sale, Exchange, Redemption, Retirement or Other Taxable Disposition of the Exchange Notes

Upon the sale, exchange, redemption, retirement or other taxable disposition of an exchange note, you generally will recognize taxable gain or loss equal to the difference between the amount realized on such disposition (except to the extent any amount realized is attributable to accrued but unpaid stated interest, which, if not previously taxed, will be taxable as such) and your adjusted tax basis in the exchange note. Your adjusted tax basis in a note generally will be your cost for the note.

Gain or loss recognized on the disposition of a note generally will be capital gain or loss, and will be long-term capital gain or loss if, at the time of such disposition, the U.S. Holder’s holding period for the note is more than one year. Long-term capital gains recognized by a non-corporate U.S. Holder generally are subject to a reduced rate of U.S. federal income tax. The deductibility of capital losses by U.S. Holders is subject to certain limitations.

Information Reporting and Backup Withholding

In general, information reporting requirements will apply to certain payments of principal and interest on and the proceeds of certain sales of exchange notes unless you are an exempt recipient. Backup withholding (currently at a rate of 28%) will apply to such payments if you fail to provide your taxpayer identification number or certification of exempt status or have been notified by the Internal Revenue Service, or IRS, that payments to you are subject to backup withholding.

Any amounts withheld under the backup withholding rules will generally be allowed as a refund or a credit against your United States federal income tax liability provided that you furnish the required information to the IRS on a timely basis.

Medicare Tax

For taxable years beginning after December 31, 2012, U.S. Holders that are individuals, estates or trusts and whose income exceeds certain thresholds generally will be subject to a 3.8% Medicare contribution tax on unearned income, including, among other things, interest and gain on the disposition of the exchange notes. U.S. Holders should consult their own tax advisors regarding the effect, if any, of such tax on their investment in the exchange notes.

Consequences of Holding the Exchange Notes to Non-U.S. Holders

Non-U.S. Holders

As used in this prospectus, the term “Non-U.S. Holder” means a beneficial owner of a note that is not a U.S. Holder and that is an individual, corporation, estate or trust.

If a partnership, including any entity treated as a partnership for United States federal income tax purposes, is a holder of a note, the United States federal income tax treatment of a partner in such a partnership will generally depend on the status of the partner and the activities of the partnership. Partners in such a partnership should consult their tax advisors as to the particular United States federal income tax consequences applicable to them of acquiring, holding or disposing of the exchange notes.

Under United States federal income tax law, and subject to the discussion of backup withholding below, if you are a Non-U.S. Holder you will generally not be subject to U.S. federal income tax on interest paid on the exchange notes so long as that interest is not effectively connected with your conduct of a trade or business within the United States (or, if an income tax treaty applies, is not attributable to a permanent establishment maintained by you in the United States) and you will not be subject to the 30% U.S. federal withholding tax, provided that:

•	you do not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote;

•	you are not a controlled foreign corporation that is directly or indirectly related to us through actual or constructive stock ownership;

•	you are not a bank whose receipt of interest on a note is pursuant to a loan agreement entered into in the ordinary course of business; and

•	the withholding agent does not have actual knowledge or reason to know that you are a United States person and

•	you have furnished to the withholding agent an IRS Form W-8BEN or an acceptable substitute form upon which you certify, under penalties of perjury, that you are a non-United States person;

•

in the case of payments made outside the United States to you at an offshore account (generally, an account maintained by you at a bank or other financial institution at any location outside the United

States), you have furnished to the withholding agent appropriate documentation that establishes your identity and your status as a non-United States person;

•

the withholding agent has received a withholding certificate (furnished on an appropriate IRS Form W-8 or an acceptable substitute form or statement) from a person claiming to be a (1) withholding foreign partnership, (2) qualified intermediary, or (3) securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business, and such person described in clauses (1), (2) or (3) is permitted to certify under United States Treasury regulations, and does certify, either that it assumes primary withholding tax responsibility with respect to the interest payment or has received an IRS Form W-8BEN (or acceptable substitute form) from you or from other holders of notes on whose behalf it is receiving payment; or

•	the withholding agent otherwise possesses documentation upon which it may rely to treat the payment as made to a non-United States person in accordance with United States Treasury regulations.

If you cannot satisfy the requirements described above, payments of interest made to you on the exchange notes will generally be subject to the 30% United States federal withholding of tax, unless you provide the withholding agent either with (1) a properly executed IRS Form W-8BEN (or successor form) claiming an exemption from (or a reduction of) withholding under the benefits of an applicable tax treaty or (2) a properly executed IRS Form W-8ECI (or successor form) stating that interest paid on the exchange notes is not subject to withholding of tax because the interest is effectively connected with your conduct of a trade or business in the United States (and, generally in the case of an applicable tax treaty, attributable to your permanent establishment in the United States).

Sale, Exchange, Redemption, Retirement or Other Taxable Disposition of the Exchange Notes

Generally, no deduction for any United States federal withholding of tax will be made from any principal payments or from gain that you realize on the sale, exchange, redemption, retirement or other taxable disposition of an exchange note. In addition, a Non-U.S. Holder of exchange notes will not be subject to United States federal income tax on gain realized on the sale, exchange, redemption, retirement or other taxable disposition of such notes, unless: (1) that gain or income is effectively connected with the conduct of a trade or business in the United States by the Non-U.S. Holder (and, generally in the case of an applicable tax treaty, attributable to your permanent establishment in the United States) or (2) the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met. If you are described in clause (1), see “—Income or Gain Effectively Connected with a United States Trade or Business,” below. If you are described in clause (2), any gain realized from the sale, exchange, redemption, retirement or other taxable disposition of the exchange notes will be subject to United States federal income tax at a 30% rate (or lower applicable treaty rate), although the amount of gain subject to tax may be offset by certain losses.

Further, generally, a note held by an individual who at death is not a citizen or resident of the United States, as specifically defined for U.S. estate tax purposes, should not be includible in the individual’s gross estate for United States federal estate tax purposes if:

•	the decedent did not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote at the time of death, and

•	the income on the note would not have been, if received at the time of death, effectively connected with a United States trade or business of the decedent.

Income or Gain Effectively Connected with a United States Trade or Business

If any interest on the exchange notes or gain from the sale, exchange, redemption, retirement or other taxable disposition of the exchange notes is effectively connected with a United States trade or business conducted by you (and, generally in the case of an applicable tax treaty, attributable to your permanent establishment in the United States), then the income or gain will be subject to United States federal income tax at regular graduated income tax rates, but will not be subject to United States withholding of tax if certain certification requirements are satisfied. You can generally meet these certification requirements by providing a properly executed IRS Form W-8ECI or appropriate substitute form to us, or our paying agent (or other applicable withholding agent). If you are a corporation, the portion of your earnings and profits that is effectively connected with your United States trade of business (and, generally in the case of an applicable tax treaty, attributable to your permanent establishment in the United States) may be subject to an additional “branch profits tax” at a 30% rate, although an applicable tax treaty may provide for a lower rate.

Backup Withholding and Information Reporting

Generally, information returns will be filed with the United States IRS in connection with payments on the exchange notes. Information reporting may be filed with the IRS in respect of payments on the exchange notes and proceeds from the sale or other disposition of the exchange notes. You may be subject to backup withholding of tax on these payments unless you comply with certain certification procedures to establish that you are not a United States person. The certification procedures required to claim an exemption from withholding tax on interest described above will satisfy the certification requirements necessary to avoid backup withholding as well. The amount of any backup withholding from a payment to you will be allowed as a credit against your United States federal income tax liability and may entitle you to a refund, provided that the required information is timely furnished to the IRS.

CERTAIN ERISA CONSIDERATIONS

The following summary regarding certain aspects of the United States Employee Retirement Income Security Act of 1974, as amended, or “ERISA,” and the Code is based on ERISA and the Code, judicial decisions and United States Department of Labor and IRS regulations and rulings that are in existence on the date of this prospectus. This summary is general in nature and does not address every issue pertaining to ERISA that may be applicable to us, the exchange notes or a particular investor. Accordingly, each prospective investor, including plan fiduciaries, should consult with his, her or its own advisors or counsel with respect to the advisability of an investment in the exchange notes, and potentially adverse consequences of such investment, including, without limitation, certain ERISA-related issues that affect or may affect the investor with respect to this investment and the possible effects of changes in the applicable laws.

ERISA and the Code impose certain requirements on employee benefit plans that are subject to Title I of ERISA and plans subject to Section 4975 of the Code (each such employee benefit plan or plan, a “Plan”) and on those persons who are “fiduciaries” with respect to Plans. In considering an investment of the assets of a Plan subject to Title I of ERISA in the exchange notes, a fiduciary must, among other things, discharge its duties solely in the interest of the participants of such Plan and their beneficiaries and for the exclusive purpose of providing benefits to such participants and beneficiaries and defraying reasonable expenses of administering the Plan. A fiduciary must act prudently and must diversify the investments of a Plan subject to Title I of ERISA so as to minimize the risk of large losses, as well as discharge its duties in accordance with the documents and instruments governing such Plan. In addition, ERISA generally requires fiduciaries to hold all assets of a Plan subject to Title I of ERISA in trust and to maintain the indicia of ownership of such assets within the jurisdiction of the district courts of the United States. A fiduciary of a Plan subject to Title I of ERISA should consider whether an investment in the exchange notes satisfies these requirements.

An investor who is considering acquiring the exchange notes with the assets of a Plan must consider whether the acquisition and holding of the exchange notes will constitute or result in a non-exempt prohibited transaction. Section 406(a) of ERISA and Sections 4975(c)(1)(A), (B), (C) and (D) of the Code prohibit certain transactions that involve a Plan and a “party in interest” as defined in Section 3(14) of ERISA or a “disqualified person” as defined in Section 4975(e)(2) of the Code with respect to such Plan. Examples of such prohibited transactions include, but are not limited to, sales or exchanges of property (such as the exchange notes) or extensions of credit between a Plan and a party in interest or disqualified person. Section 406(b) of ERISA and Sections 4975(c)(1)(E) and (F) of the Code generally prohibit a fiduciary with respect to a Plan from dealing with the assets of such Plan for its own benefit (for example when a fiduciary of a Plan uses its position to cause such Plan to make investments in connection with which the fiduciary (or a party related to the fiduciary) receives a fee or other consideration).

ERISA and the Code contain certain exemptions from the prohibited transactions described above, and the Department of Labor has issued several exemptions, although certain exemptions do not provide relief from the prohibitions on self-dealing contained in Section 406(b) of ERISA and Sections 4975(c)(1)(E) and (F) of the Code. Exemptions include Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code pertaining to certain transactions with non-fiduciary service providers; Department of Labor Prohibited Transaction Class Exemption (PTCE) 95-60, applicable to transactions involving insurance company general accounts; PTCE 90-1, regarding investments by insurance company pooled separate accounts; PTCE 91-38, regarding investments by bank collective investment funds; PTCE 84-14, regarding investments effected by a qualified professional asset manager; and PTCE 96-23, regarding investments effected by an in-house asset manager. There can be no assurance that any of these exemptions will be available with respect to the acquisition of the exchange notes, even if the specified conditions are met. Under Section 4975 of the Code, excise taxes or other liabilities may be imposed on disqualified persons who participate in non-exempt prohibited transactions (other than a fiduciary acting only as such).

In addition, because the acquisition and holding of the exchange notes may be deemed to involve an extension of credit or other transaction between a Plan and a party in interest or disqualified person, the exchange notes may not be purchased or held by any Plan, or any person investing plan assets of any such Plan, if we or any of our affiliates (a) have investment or administrative discretion with respect to the assets of the Plan used to effect such purchase; (b) have the authority or responsibility to give, or regularly gives, investment advice with respect to such assets, for a fee and pursuant to an agreement or understanding that such advice (1) will serve as a primary basis for investment decisions with respect to such assets, and (2) will be based on the particular investment needs of such Plan; or (c) unless one of the above exemptions applies, is an employer maintaining or contributing to such Plan.

As a general rule, a governmental plan, as defined in Section 3(32) of ERISA (a “Governmental Plan”), a church plan, as defined in Section 3(33) of ERISA, that has not made an election under Section 410(d) of the Code (a “Church Plan”) and non-U.S. plans are not subject to the requirements of ERISA or Section 4975 of the Code. Accordingly, assets of such plans may be invested without regard to the fiduciary and prohibited transaction considerations described above. Although a Governmental Plan, a Church Plan or a non-U.S. plan is not subject to ERISA or Section 4975 of the Code, it may be subject to other United States federal, state or local laws or non-U.S. laws that regulate its investments (a “Similar Law”). A fiduciary of a Government Plan, a Church Plan or a non-U.S. plan should make its own determination as to the requirements, if any, under any Similar Law applicable to the acquisition of the exchange notes.

The exchange notes may be acquired by a Plan, an entity whose underlying assets include “plan assets” by reason of investments in such entity by any Plans (a “Plan Asset Entity”), and any person investing in “plan assets” of any Plan or Plan Asset Entity or by a Governmental Plan, a Church Plan or a non-U.S. plan, but only if the acquisition will not result in a non-exempt prohibited transaction under ERISA or Section 4975 of the Code or a violation of Similar Law. Therefore, any investor in the exchange notes will be deemed to represent and warrant to us and the trustee that (1)(a) it is not (i) a Plan, (ii) a Plan Asset Entity, (iii) a Governmental Plan, (iv) a Church Plan or (v) a non-U.S. plan, (b) it is a Plan or a Plan Asset Entity and the acquisition and holding of the exchange notes will not result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code, or (c) it is a Governmental Plan, a Church Plan or a non-U.S. plan that is not subject to (i) ERISA, (ii) Section 4975 of the Code or (iii) any Similar Law that prohibits or taxes (in terms of an excise or penalty tax) the acquisition or holding of the exchange notes; and (2) it will notify us and the trustee immediately if, at any time, it is no longer able to make the representations contained in clause (1) above. Any purported transfer of the exchange notes to a transferee that does not comply with the foregoing requirements shall be null and void ab initio.

This offer is not a representation by us or the initial purchasers that an acquisition of the exchange notes meets all legal requirements applicable to investments by Plans, Plan Asset Entities, Governmental Plans, Church Plans or non-U.S. plans or that such an investment is appropriate for any particular Plan, entities whose underlying assets include assets of a Plan, Governmental Plan, Church Plan or non-U.S. plan.

PLAN OF DISTRIBUTION

Except as discussed below, a broker-dealer may not participate in the exchange offer in connection with a distribution of the exchange notes. Each broker-dealer that receives exchange notes for its own account under the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received for its own account in exchange for outstanding notes where those outstanding notes were acquired as a result of market-making activities or other trading activities. We have agreed that for a period of 180 days after the expiration date of the exchange offer, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any resale.

We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account under the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of those methods of resale, at market prices prevailing at the time of resale, at prices related to the prevailing market prices, or negotiated prices. Any resale may be made directly to purchasers or through brokers or dealers who may receive compensation in the form of commissions or concessions from any broker-dealer and/or the purchasers of any exchange notes. Any broker or dealer that participates in a distribution of the exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act, and any profit on the resale of exchange notes and any commissions or concessions received by those persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For a period of 180 days after the expiration date of the exchange offer, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer other than commissions or concessions of any brokers or dealers and expenses of counsel for the holders of the exchange notes and will indemnify the holders of the exchange notes, including any broker-dealers, against some liabilities, including some liabilities under the Securities Act.

LEGAL MATTERS

The validity of the exchange notes offered hereby will be passed upon by Jones Day.

EXPERTS

The combined financial statements for the Refining, Marketing & Transportation Business of Marathon Oil Corporation incorporated in this Prospectus by reference to Marathon Petroleum Corporation’s Registration Statement on Form 10, as amended as of May 26, 2011 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

Available Information

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s Public Reference Room at 100 F Street N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. These SEC filings are also available to the public from the SEC’s web site at www.sec.gov.

Incorporation by Reference

The SEC allows us to “incorporate by reference” the documents that we file with the SEC. This means that we can disclose information to you by referring you to those documents. Any information we incorporate in this manner is considered part of this prospectus except to the extent updated and superseded by information contained in this prospectus. Some information we file with the SEC after the date of this prospectus and until this exchange offer is completed will automatically update and supersede the information contained in this prospectus.

We incorporate by reference the following documents that we have filed with the SEC and any filings that we will make with the SEC in the future under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (1) after the date of the initial filing of this registration statement, of which this prospectus forms a part, and (2) after the date of this prospectus until this exchange offer is completed:

•	our registration statement on Form 10 filed with the SEC on January 25, 2011, as amended as of May 26, 2011;

•	our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2011; and

•	our current reports on Form 8-K filed with the SEC on June 22, 2011, July 1, 2011, July 7, 2011 (as amended by the Form 8-K/A filed with the SEC on July 25, 2011) and August 2, 2011.

We will not, however, incorporate by reference any documents or portions thereof that are not deemed “filed” with the SEC, including any information furnished pursuant to Item 2.02 or Item 7.01 of our current reports on Form 8-K unless, and except to the extent, specified in such reports.

Upon request, we will provide to each person to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference into this prospectus. This information is also available on the investor relations page of our web site at www.marathonpetroleum.com. Except for documents incorporated by reference into this prospectus, information included on or available through our web site does not constitute a part of this prospectus. You may also request a copy of these filings, at no cost, by writing or telephoning us at:

Marathon Petroleum Corporation

539 South Main Street

Findlay, Ohio 45840

Attention: Investor Relations

Telephone: (419) 422-2121

You should rely only on the information contained in or incorporated by reference into this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate as of the date hereof only. Our business, financial condition, results of operations and prospects may change after that date.

PART II

Item 20. Indemnification of Directors and Officers.

General Corporation Law of the State of Delaware

Section 145 of the Delaware General Corporation Law (“DGCL”) provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses including attorneys’ fees, judgments, fines and amounts paid in settlement in connection with various actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation, such as a derivative action), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of any actions by or in the right of the corporation, except that indemnification only extends to expenses, including attorneys’ fees, incurred in connection with the defense or settlement of such actions, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s certificate of incorporation, bylaws, agreement, a vote of stockholders or disinterested directors or otherwise.

Section 102(b)(7) of the DGCL provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under Section 174 of the DGCL or (4) for any transaction from which the director derived an improper personal benefit.

Certificate of Incorporation and Bylaws

Article Ten of MPC’s restated certificate of incorporation states that:

No Director of the Corporation shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a Director; provided, however, that the foregoing provision will not eliminate or limit the liability of a Director (a) for any breach of that Director’s duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) pursuant to section 174 of the DGCL, as the same exists or as that provision hereafter may be amended or modified from time to time, or (d) for any transactions from which that Director derived an improper personal benefit. If the DGCL is amended or modified after the filing of this Restated Certificate of Incorporation to authorize corporate action further eliminating or limiting the personal liability of Directors, then the liability of a Director, in addition to the limitation on personal liability provided in this Restated Certificate of Incorporation, will be limited to the fullest extent permitted by that law, as so amended or modified. Any repeal or modification of this Article TEN by the stockholders of the Corporation will be prospective only and will not have any effect on the liability or alleged liability of a Director arising out of or related to any event, act or omission that occurred prior to such repeal or modification.

In addition, our bylaws provide that we will indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may be amended, any person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person or a person for whom such person is the legal representative, is or was a director or officer of us or, while a director or officer of us, is or was serving at our request as a director, officer, manager, partner, member, member representative or other designated legal representative of another corporation or of a partnership, joint venture, limited liability company, trust or other enterprise, including service with respect to employee benefit plans, against all liability and losses suffered and expenses (including attorneys’ fees) incurred by such person in connection with such action, suit or proceeding. Our bylaws also provide that we will pay the expenses incurred by a director or officer in defending any such proceeding in advance of its final disposition, subject to such person providing us with specified undertakings. Notwithstanding the foregoing, our bylaws provide that we shall be required to indemnify or make advances to a person in connection with a proceeding (or part thereof) initiated by such person only if the proceeding (or part thereof) was authorized by our board of directors. These rights are not exclusive of any other right that any person may have or may acquire under any statute, provision of our certificate of incorporation, bylaws, agreement, vote of stockholders or disinterested directors or otherwise. No amendment, modification or repeal of those provisions will in any way adversely affect any right or protection under those provisions of any person in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

Our bylaws also permit us to secure and maintain insurance on behalf of any of our directors, officers, employees or agents and each person who is, or was, serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, limited liability company, trust or other enterprise for any liability asserted against and incurred by such person in any such capacity. We intend to maintain directors’ and officers’ liability insurance providing coverage to our directors and officers.

Item	21. Exhibits And Financial Statement Schedules

(a) Exhibits. The following is a list of all exhibits filed as part of this registration statement on Form S-4, including those incorporated by reference.

Exhibit No.	Description of Exhibit

4.1	Indenture dated as of February 1, 2011 between Marathon Petroleum Corporation and The Bank of New York Mellon Trust Company, N.A., as Trustee (the “Senior Trustee”), relating to Senior Debt Securities (incorporated by reference to Exhibit 4.1 to Amendment No. 1 to the Registrant’s Registration Statement on Form 10 (File No. 001-35054), filed with the Securities and Exchange Commission (“SEC”) on March 29, 2011).

4.2	Registration Rights Agreement among Marathon Petroleum Corporation, Marathon Oil Corporation and Morgan Stanley & Co. Incorporated and J.P. Morgan Securities LLC (incorporated by reference to Exhibit 4.4 to Amendment No. 1 to the Registrant’s Registration Statement on Form 10 (File No. 001-35054), filed with the SEC on March 29, 2011).

5.1	Opinion of Jones Day.

12.1	Computation of Ratio of Earnings to Fixed Charges.

23.1	Consent of PricewaterhouseCoopers LLP.

23.2	Consent of Jones Day (included in Exhibit 5.1).

24.1	Powers of Attorney of directors and officers of Marathon Petroleum Corporation.

25.1	Statement of Eligibility and Qualification under the Trust Indenture Act of 1939, as amended, of the Senior Trustee on Form T-1.

99.1	Form Letter of Transmittal.

99.2	Form Notice of Guaranteed Delivery.

(b) Financial Statement Schedules.

None.

(c) Reports, Opinions and Appraisals.

None.

Item 22. Undertakings

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(b) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(c) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; and

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the exchange offer.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, each registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Findlay, the State of Ohio, on September 21, 2011.

MARATHON PETROLEUM CORPORATION

By:	/s/ Gary R. Heminger
Gary R. Heminger
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on September 21, 2011.

SIGNATURE	TITLE

/s/ Gary R. Heminger Gary R. Heminger	President, Chief Executive Officer and Director (Principal Executive Officer)

/s/ Donald C. Templin Donald C. Templin	Senior Vice President and Chief Financial Officer (Principal Financial Officer)

/s/ Michael G. Braddock Michael G. Braddock	Vice President and Controller (Principal Accounting Officer)

* Evan Bayh	Director

* David A. Daberko	Director

* William L. Davis	Director

* Donna A. James	Director

* Charles R. Lee	Director

* Seth E. Schofield	Director

* John W. Snow	Director

* John P. Surma	Director

* Thomas J. Usher	Chairman of the Board

*	The undersigned by signing his name hereto does sign and execute this registration statement on Form S-4 pursuant to the Power of Attorney executed by the above-named directors and officers of the registrant, which is being filed herewith on behalf of such directors and officers.

By:	/s/ Gary R. Heminger	September 21, 2011
Gary R. Heminger
Attorney-in-Fact

INDEX TO EXHIBITS

Exhibit No.	Description of Exhibit

4.1	Indenture dated as of February 1, 2011 between Marathon Petroleum Corporation and The Bank of New York Mellon Trust Company, N.A., as Trustee (the “Senior Trustee”), relating to Senior Debt Securities (incorporated by reference to Exhibit 4.1 to Amendment No. 1 to the Registrant’s Registration Statement on Form 10 (File No. 001-35054), filed with the SEC on March 29, 2011).

4.2	Registration Rights Agreement among Marathon Petroleum Corporation, Marathon Oil Corporation and Morgan Stanley & Co. Incorporated and J.P. Morgan Securities LLC (incorporated by reference to Exhibit 4.4 to Amendment No. 1 to the Registrant’s Registration Statement on Form 10 (File No. 001-35054), filed with the SEC on March 29, 2011).

5.1	Opinion of Jones Day.

12.1	Computation of Ratio of Earnings to Fixed Charges.

23.1	Consent of PricewaterhouseCoopers LLP.

23.2	Consent of Jones Day (included in Exhibit 5.1).

24.1	Powers of Attorney of directors and officers of Marathon Petroleum Corporation.

25.1	Statement of Eligibility and Qualification under the Trust Indenture Act of 1939, as amended, of the Senior Trustee on Form T-1.

99.1	Form Letter of Transmittal.

99.2	Form Notice of Guaranteed Delivery.